Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HMS HOLDINGS CORP.

MONTMARTRE MERGER SUB, INC.,

HDI HOLDINGS, INC.,

AND

WITH RESPECT TO ARTICLES II, VIII, IX AND X ONLY

FORTIS ADVISORS LLC

AS SECURITYHOLDERS’ REPRESENTATIVE

Dated as of November 7, 2011

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

Exhibits

Exhibit A	Escrow Agreement
Exhibit B	Restated Articles of Incorporation

Schedules

Schedule 6.9(d)	Form of Director and Officer Indemnification Agreement

INDEX OF DEFINED TERMS

Terms	Cross Reference in Agreement
Accelerated Options	2.7(a)
Accounting Firm	2.10(b)(i)
Accrued Vacation	6.8(b)
Acquisition Proposal	6.1(a)(i)
Actual Adjustment	1.1(a)
Affiliate Contract	3.19
Aggregate Common Consideration	1.1(b)
Aggregate Option Exercise Amount	1.1(b)
Agreement	Preamble
Alternative Financing	6.6(a)
Articles of Merger	2.2
Assumed Company Options	2.7(a)
Audited Financial Statements	3.4(a)
Board Recommendation	6.1(a)(ii)
business day	1.1(d)
Cash and Cash Equivalents	1.1(e)
Cashed-Out Options	2.7(a)
CERCLA	1.1(f)
Certificates	2.9(c)
Change	1.1(t)
Citi	1.1(g)
Closing	2.2
Closing Date	2.2
Closing Obligations	10.6
CMS	1.1(h)
COBRA	1.1(i)
Code	2.7(b)
Common Per Share Amount	1.1(j)
Company	Preamble
Company Affiliate	3.19
Company Balance Sheet	3.4(a)
Company Business	1.1(k)
Company Capital Stock	1.1(l)
Company Charter Documents	3.1(b)
Company Closing Debt	1.1(m)
Company Common Stock	1.1(n)
Company Confidential Information	10.9
Company Disclosure Letter	Article III
Company Employee Plan	1.1(o)
Company Exclusively Licensed Intellectual Property	1.1(p)
Company Indemnified Liabilities	6.9(a)
Company Indemnified Parties	6.9(a)
Company Indemnified Proceedings	6.9(a)
Company Intellectual Property	1.1(q)
Company IP Contract	1.1(r)

v

Terms	Cross Reference in Agreement
Company Licensed Intellectual Property	1.1(s)
Company Material Adverse Effect	1.1(t)
Company Material Contract	3.17(a)
Company Option Plans	1.1(u)
Company Optionholder	1.1(v)
Company Options	1.1(w)
Company Owned Intellectual Property	1.1(x)
Company Participants	6.8(b)
Company Registered Intellectual Property Rights	1.1(y)
Company Representatives	6.1(a)(i)
Company Securityholder	1.1(z)
Company Series A Stock	1.1(aa)
Company Services	1.1(bb)
Company Source Code	3.8(j)
Company Stock Award	1.1(cc)
Company Stock Plans	3.2(c)
Company Stockholder	1.1(dd)
Competitor	6.1(b)(i)
Competitor Acquisition Proposal	6.1(b)(i)
Compliant	1.1(ee)
Confidentiality Agreement	6.3(a)
Consenting Parties	10.9
Contract	1.1(ff)
Controlling Party	8.8
Copyrights	1.1(zz)
Covered Parties	1.1(gg)
D&O Tail Insurance	6.9(c)
D&O Tail Insurance Premium	6.9(c)
Debt Commitment Letter	4.7(a)
Debt Financing	1.1(hh)
Deductible Amount	8.3(c)
Dispute	10.9
Dissenting Shares	2.6(d)(i)
DOJ	6.5(a)
Domain Names	1.1(ii)
Effective Time	2.2
Employee	1.1(jj)
Employee Agreement	1.1(kk)
End Date	9.1(b)
Environmental Law	1.1(ll)
ERISA	1.1(mm)
ERISA Affiliate	1.1(nn)
Escrow Agent	1.1(oo)
Escrow Agreement	Recitals
Escrow Amount	1.1(pp)
Escrow Fund	1.1(qq)
Escrow Participant	1.1(rr)

Terms	Cross Reference in Agreement
Escrow Participant Consideration	1.1(ss)
Escrow Release Amount	8.5(b)
Escrow Termination Date	1.1(tt)
Estimated Merger Consideration	2.10(a)
Exchange Agent	2.9(a)
Exchange Agent Agreement	2.9(b)
Exchange Fund	2.9(b)
FAR	3.9(a)(vi)
Financial Statements	3.4(a)
Financing Agreements	6.6(a)
Financing Information	1.1(uu)
Financing Sources	1.1(vv)
FTC	6.5(a)
Fundamental Representations	8.3(a)
GAAP	3.4(a)
Governmental Entity	3.3(c)
Grant Date	3.2(d)
HDI	1.1(ww)
HIPAA	1.1(xx)
HSR Act	3.3(c)
Inbound Licenses	3.8(g)(ii)
Indebtedness	1.1(yy)
Information Practices	3.9(a)(iv)
Intellectual Property Rights	1.1(zz)
IRS	1.1(aaa)
Knowledge	1.1(bbb)
Lead Arranger	1.1(eee)
Leased Real Property	3.14
Leases	3.14
Legal Requirements	1.1(ccc)
Liens	3.1(c)(ii)
Losses	1.1(ddd)
Marketing Period	1.1(eee)
Materials of Environmental Concern	1.1(fff)
Merger	2.1
Merger Consideration	1.1(ggg)
Merger Consideration Dispute Notice	2.10(b)(i)
Merger Sub	Preamble
Multiemployer Plan	1.1(hhh)
Net Working Capital	1.1(iii)
Net Working Capital Adjustment	1.1(jjj)
Net Working Capital Target Amount	1.1(kkk)
Nevada Law	1.1(lll)
Non-controlling Party	8.8
NRS	2.3
Objection Deadline	8.6(a)
Objection Notice	8.6(a)

Terms	Cross Reference in Agreement
Officer’s Certificate	1.1(mmm)
Open Source Material	1.1(nnn)
Option Exchange Ratio	1.1(ooo)
Option Payment	1.1(ppp)
Outbound Licenses	3.8(g)(i)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Stock Volume-Weighted Average Price	1.1(qqq)
Partially Vested Company Option	1.1(rrr)
Patents	1.1(zz)
Payoff Letters	6.11
Pension Plan	1.1(sss)
Permitted Adjustment	1.1(ttt)
Permitted Amount	1.1(uuu)
Permits	3.9(b)
Permitted Liens	3.1(c)(ii)
Person	1.1(vvv)
Proposed Closing Date Calculations	2.10(b)
Pro Rata Portion	1.1(www)
Purchase Price	1.1(xxx)
Reasonable Best Efforts	1.1(yyy)
Registered Intellectual Property Rights	1.1(zzz)
Representative Reimbursement Amount	1.1(aaaa)
Representative Reimbursement Fund	8.2(b)
Required Series A Conversion Approval	1.1(bbbb)
Required Stockholder Approval	3.3(a)
Restricted Cash	1.1(cccc)
Securityholders’ Representative	8.7(a)
Securityholders’ Representative Expenses	8.7(b)
Series A Aggregate Preference Amount	1.1(dddd)
Series A Per Share Payment Amount	1.1(eeee)
Series A Per Share Preference	1.1(ffff)
Software	1.1(gggg)
Special Vesting Acceleration	1.1(hhhh
Spreadsheet	1.1(iiii)
Standard Agreements	3.12
subsidiary	1.1(jjjj)
Subsidiary	1.1(kkkk)
Subsidiary Charter Documents	3.1(b)
Surviving Corporation	2.1
Takeover Laws	3.24
Takeover Provisions	3.24
Tax	3.7(a)
Taxes	3.7(a)
Tax Return	3.7(a)
Tax Returns	3.7(a)
Technology	1.1(llll)

Terms	Cross Reference in Agreement
the business of	10.2
Third Party Claim	8.8
Threshold Amount	8.3(c)
Threshold Overage	2.10(c)(i)
Top Customers	3.20
Top Suppliers	3.20
Total As-Converted Outstanding Stock	1.1(mmmm)
Total Outstanding Series A Stock	1.1(nnnn)
Trademarks	1.1(zz)
Transaction Expenses	1.1(oooo)
Unaudited Financial Statements	3.4(a)
United States Real Property Holding Corporation	3.7(b)(viii)
Unreimbursed Financing Expenses	6.6(b)
Unvested Company Option	1.1(oooo)
Unvested Company Option Shares	1.1(qqqq)
Vacation Adjustment	1.1(rrrr)
Vacation Excess Accrual	1.1(ssss)
Vested Company Option	1.1(tttt)
Vested Company Option Shares	1.1(uuuu)
WARN Act	6.8(c)
WSGR	10.9
WSGR Work Product	10.9

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 7, 2011, by and among HMS Holdings Corp. a New York corporation (“Parent”), Montmartre Merger Sub, Inc., a Nevada corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), HDI Holdings, Inc., a Nevada corporation (the “Company”), and with respect to ARTICLE II, ARTICLE VIII, ARTICLE IX and ARTICLE X only, Fortis Advisors LLC, a Delaware limited liability company, as Securityholders’ Representative.

RECITALS

A.           The respective Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is advisable and fair to and in the best interests of their respective corporations and stockholders and that Parent, Merger Sub and the Company should consummate the Merger and the other transactions provided for herein in order to advance their respective business interests.

B.            The respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable state law, this Agreement and the transactions contemplated hereby, including the Merger.

C.            Promptly following the execution and delivery of this Agreement, the Company will use its Reasonable Best Efforts to obtain and cause to be filed with the Company written consents from Company Stockholders holding the number of shares of the Company’s capital stock required to effectuate (i) the Required Stockholder Approval and (ii) the Required Series A Conversion Approval.

D.            As a condition and inducement to Parent’s willingness to enter into this Agreement, Parent, the Securityholders’ Representative and the Escrow Agent shall prior to the Effective Time enter into an escrow agreement substantially in the form attached hereto as Exhibit A (with such changes as the Escrow Agent may reasonably request, the “Escrow Agreement”), pursuant to which a portion of the Purchase Price shall be placed in an escrow account as the source of recovery for certain Losses set forth in ARTICLE VIII.

E.            As a further inducement to the willingness of Parent to enter into this Agreement, each of the key employees listed in Section 7.3(h) of the Company Disclosure Letter (the “Key Employees”) is expected to execute and deliver an employment agreement with the Company, to take effect at the Closing in a form provided by Parent and reasonably acceptable to the Company and an accompanying restrictive covenant agreement, pursuant to which, among other things, each Key Employee would agree to refrain from engaging in certain activities that (i) compete with or solicit employees from the business of the Company for two years post-Closing or (ii) compete with or solicit employees from the business of Parent and its Affiliates for twelve months from the date the Key Employee’s employment ends.

F.            Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1          For the purposes of this Agreement, the following terms have the following meanings:

(a)           “Actual Adjustment” means (a) the Merger Consideration as finally determined pursuant to Section 2.10(b) minus (b) the Estimated Merger Consideration.

(b)           “Aggregate Common Consideration” means an amount of cash determined by subtracting (a) the Series A Aggregate Preference Amount from (b) the Estimated Merger Consideration.

(c)           “Aggregate Option Exercise Amount” means an amount equal to the aggregate exercise prices of all Company Options that are outstanding immediately prior to the Effective Time.

(d)           “business day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York City, New York are authorized or obligated by law or executive order to close.

(e)           “Cash and Cash Equivalents” means all cash and cash equivalents, measured in accordance with GAAP, held by the Company and its subsidiaries on hand or in bank, money market, mutual fund and similar accounts as of immediately prior to the Effective Time (after giving effect to any repayment of the Company Closing Debt), including checks or drafts received by the Company which have not yet been credited to the Company’s bank account or otherwise paid to the Company in cash, less any Restricted Cash and the aggregate amount of cash needed to fund checks, drafts and any electronic disbursements written or scheduled by the Company but not cleared as of the open of business on the Closing Date.

(f)            “CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(g)           “Citi” means Citigroup Global Markets Inc.

(h)           “CMS” means the United States Department of Health and Human Services Centers for Medicare and Medicaid Services.

(i)            “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

(j)            “Common Per Share Amount” means an amount of cash equal to the quotient obtained by dividing (a) the Aggregate Common Consideration by (b) the Total As-Converted Outstanding Stock.

(k)           “Company Business” means the healthcare claims integrity business of the Company and the Subsidiary as currently conducted and as it is currently planned by the Company and the Subsidiary to be conducted, comprising the identification of fraud, waste, abuse, errors and improper payments and recoupment solutions.

(l)            “Company Capital Stock” means the Company Common Stock and the Company Series A Stock.

(m)          “Company Closing Debt” means the Indebtedness of the Company and its subsidiaries outstanding at the Effective Time pursuant to that certain Credit Agreement, dated as of May 4, 2011, by and among HDI, the Credit Parties (as defined in the Credit Agreement), General Electric Capital Corporation, a Delaware corporation, GE Capital Financial Inc., a Utah industrial bank, and the other lenders party thereto, and related documents, each as may be amended from time to time (after giving effect to any repayment of such Indebtedness at or prior to the Effective Time).

(n)           “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(o)           “Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, retention, change in control, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits (excluding Company option and stock award agreements that do not materially differ from the Company’s form equity compensation agreements), health, medical, dental, life insurance, disability, accident, or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is currently maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or could reasonably be expected to have any current liability or obligation.

(p)           “Company Exclusively Licensed Intellectual Property” means any Company Licensed Intellectual Property which is exclusively licensed to the Company or the Subsidiary in any territory or field by a third party.

(q)           “Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

(r)            “Company IP Contract” means any Outbound License or Inbound License.

(s)           “Company Licensed Intellectual Property” means Intellectual Property Rights and Technology licensed to the Company or the Subsidiary by any Person.

(t)            “Company Material Adverse Effect,” means any event, development, state of facts, change or effect (each, a “Change”), that, individually or in the aggregate with any other Changes, has or would reasonably be expected to have a material adverse effect on (i) the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole or (ii) the ability of the Company and its subsidiaries, taken as a whole, to perform their respective obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, that, in the case of preceding clause (i) only, no Change to the extent attributable to or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred, or would reasonably be expected to occur: (A) conditions (or Changes after the date hereof in such conditions) in the industry in which the Company or any of its subsidiaries operate, (B) general economic conditions (or Changes after the date hereof in such conditions) within the United States or any other country, (C) conditions (or Changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country, (D) political conditions (or Changes after the date hereof in such conditions) in the United States or any other country or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country, (E) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the

United States or any other country, (F) the public announcement of this Agreement or the pendency of the transactions contemplated hereby, (G) any actions taken or the failure to take any action, in each case, which Parent has approved, consented to or requested or any actions of Parent or any of its controlled affiliates, (H) changes in Legal Requirements or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), (I) any failure by the Company or its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such failures, unless the underlying cause of such failures would otherwise be excepted from this definition), and (J) any immaterial claims, suits, actions or proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company in connection with the Merger or any other transactions contemplated hereby; provided that the exceptions set forth in clauses (A) through (D) and clause (H) shall not apply to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby relative to other companies in the same industries in which the Company and its subsidiaries operate.  For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, and when used in connection with the Company and its subsidiaries, without regard to the meaning given herein to “Company Material Adverse Effect”.

(u)           “Company Option Plans” means the Company’s Amended 2011 Stock Option and Stock Issuance Plan and the Company’s Amended and Restated 2004 Stock Option/Stock Issuance Plan.

(v)           “Company Optionholder” means a holder of Company Options as of immediately prior to the Effective Time.

(w)          “Company Options” means all outstanding options to purchase or otherwise acquire shares of Company Common Stock, whether vested or unvested, granted pursuant to the Company Option Plans or pursuant to any individual stock option agreement.

(x)            “Company Owned Intellectual Property” means Intellectual Property Rights and Technology owned or purported to be owned by the Company or its Subsidiary.

(y)           “Company Registered Intellectual Property Rights” means all of the Registered Intellectual Property Rights owned or purported to be owned by, filed in the name of, or applied for by or on behalf of the Company or the Subsidiary.

(z)            “Company Securityholder” means a holder of Company Capital Stock or Company Options as of immediately prior to the Effective Time.

(aa)         “Company Series A Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

(bb)         “Company Services” means the services of the Company and its subsidiaries providing healthcare claims integrity services to their respective clients, which services are comprised of the identification of fraud, waste, abuse, errors and improper payments and recoupment solutions.

(cc)         “Company Stock Award” means all outstanding awards of shares of Company Common Stock, whether vested or unvested, granted pursuant to the Company Option Plans, or pursuant to any individual agreement.

(dd)         “Company Stockholder” means a holder of Company Capital Stock as of immediately prior to the Effective Time.

(ee)         “Compliant” means, with respect to the Financing Information, (i) that such Financing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information not misleading in light of the circumstances in which they were made, and (ii) that the Company’s auditors have not withdrawn any audit opinion with respect to any audited financial statements contained in the Financing Information.

(ff)           “Contract” means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, warranty, purchase order, license, sublicense, or other legally binding commitment.

(gg)         “Covered Parties” means Parent and Merger Sub and their respective officers, directors, employees, agents and affiliates.

(hh)         “Debt Financing” means the financing contemplated pursuant to the Debt Commitment Letter.

(ii)           “Domain Names” means an Internet domain name registration (i) held in the name of the Company or the Subsidiary, or (ii) held in the name of any current or former employee of or consultant to the Company or the Subsidiary on behalf of the Company.

(jj)           “Employee” means any current or former employee, consultant or director of the Company or any ERISA Affiliate.

(kk)         “Employee Agreement” means each employment, severance, consulting, relocation, or other agreement or contract between the Company or any of its subsidiaries and any employee of the Company or any of its subsidiaries under which the Company or such subsidiary has a current obligation.

(ll)           “Environmental Law” shall mean any Legal Requirement regulating or protecting the environment, occupational health and safety as it relates to the exposure of persons or property to Materials of Environmental Concern, including any Legal Requirement regulating:   (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air and water pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vi) the protection of wild life, marine life and wetlands, and endangered and threatened species; and (vii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles containing Materials of Environmental Concern.  As used above, the term “release” shall have the meaning set forth in CERCLA.

(mm)       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(nn)         “ERISA Affiliate” means each subsidiary of the Company and any other person or entity currently or within the preceding six (6) calendar years under common control with the Company or the

Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(oo)         “Escrow Agent” means Wells Fargo Bank, National Association, or any successor as determined (i) prior to the Closing, by the Company and (ii) following the Closing, by the Securityholders’ Representative in accordance with the Escrow Agreement.

(pp)         “Escrow Amount” means forty million dollars ($40,000,000).

(qq)         “Escrow Fund” means the Escrow Amount held by the Escrow Agent plus any interest or dividends paid on such Escrow Amount and amounts, if any, deposited with the Escrow Agent pursuant to Section 2.10(c)(ii) in accordance with this Agreement and the Escrow Agreement.

(rr)           “Escrow Participant” means any holder of Company Common Stock or a Cashed-Out Option with respect to whom or which Parent will be deemed to have contributed his, her or its Pro Rata Portion of the Escrow Amount and the Representative Reimbursement Amount to the Escrow Fund in accordance with Section 8.2, and such holder shall be deemed to be an Escrow Participant only with respect to such shares of Company Common Stock and/or such Cashed-Out Options, as the case may be.

(ss)         “Escrow Participant Consideration” means the aggregate Common Per Share Amount payable in respect of Company Common Stock pursuant to Section 2.6(b) and the aggregate Option Payment payable in respect of Cashed-Out Options pursuant to Section 2.7(b), in each case calculated without giving effect to any deductions in respect of the Escrow Fund or the Representative Reimbursement Amount.  For purposes of clarity, Escrow Participant Consideration shall not include the portion of the Series A Preference Amount, if any, paid or payable to Escrow Participants in respect of Company Series A Stock, if any, held by them.

(tt)           “Escrow Termination Date” means the first anniversary of the date of this Agreement.

(uu)         “Financing Information” means (i) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for its 2010 and 2009 fiscal years, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company (A) for each of the Company’s fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 and for the period elapsed from the beginning of the 2010 fiscal year to the end of each such fiscal quarter and (B) for the period elapsed from the beginning of the 2011 fiscal year to the end of each of the Company’s fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 and (iii) for use in preparation by Parent of consolidated pro forma forecasts, forecasts of the financial performance of the Company in a form reasonably acceptable to Parent (A) on an annual basis, through December 31, 2013 and (B) on a quarterly basis, through December 31, 2012.  Parent acknowledges and agrees that (v) the Audited Financial Statements set forth in Section 3.4 of the Company Disclosure Letter satisfy clause (i) of the immediately preceding sentence, (w) the Unaudited Financial Statements set forth in Section 3.4 of the Company Disclosure Letter satisfy clause (ii)(B) of the immediately preceding sentence as it relates to the Company’s fiscal quarter ended September 30, 2011, (x) the unaudited financial statements of the Company included in Sections 2.1.2.1 through 2.1.2.3 of the Company’s electronic data room maintained at www.intralinks.com under the name “Project Capital” satisfy clause (ii)(B) of the immediately preceding sentence as it relates to the Company’s fiscal quarters ended March 31, 2011 and June 30, 2011, (y) the unaudited financial statements of the Company included in Sections 2.1.14.1 through 2.1.14.3 of the Company’s electronic data room maintained at www.intralinks.com under the name “Project Capital” satisfy clause (ii)(A) of the immediately preceding sentence and (z) the forecasts of the financial performance of the

Company delivered to Parent prior to the date hereof satisfy clause (iii) of the immediately preceding sentence.

(vv)         “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements (including the definitive agreements) relating thereto.

(ww)       “HDI” means HealthDataInsights, Inc., a Nevada corporation and direct wholly-owned subsidiary of the Company.

(xx)          “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (HIPAA).

(yy)         “Indebtedness” of any Person shall mean the amount equal to the sum (without double-counting) of the following obligations (whether or not then due and payable) of such Person or any of its subsidiaries or guaranteed by such Person or any of its subsidiaries, including through the grant of a security interest upon the assets of such Person: (a) the principal of, any accrued but unpaid interest on and the premium (if any) in respect of indebtedness of such Person for borrowed money whether current or funded, secured or unsecured; (b) the principal of, any accrued but unpaid interest on and the premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (whether or not convertible) whether current or funded, secured or unsecured; (c) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (d) all obligations for the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, in each case to the extent the purchase price is due more than six (6) months from the date the obligation is incurred; (e) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction; (f) any prepayment penalties or acceleration payments incurred in connection with the repayment or prepayment of any of (a)-(e) above or (g)-(h) below, including with respect to the Company Closing Debt as contemplated by the terms of this Agreement; (g) any obligations under any existing interest rate swap or currency or hedging agreement; (h) guarantees in respect of Indebtedness referred to in clauses (a) through (f) above; and (i) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (a) through (h) above.  Notwithstanding the foregoing, Indebtedness of the Company and its subsidiaries shall not include the Transaction Expenses or any obligations or amounts related to the Debt Financing.

(zz)          “Intellectual Property Rights” means the rights associated with the following:  (i) all United States and foreign patents and applications therefor (including provisional applications), including all related reissues, divisionals, re-examinations, renewals, extensions, continuations, and continuations-in-part (“Patents”); (ii) all copyrights, copyright registrations, data and database rights, applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade dress rights and similar designations of origin and rights therein and all applications and registrations therefor, including all goodwill associated therewith (“Trademarks”); (iv)  all rights in mask works, and all mask work registrations and applications therefor; (v) rights in trade secrets and confidential technical or business information; and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(aaa)       “IRS” means the United States Internal Revenue Service.

(bbb)      “Knowledge” means with respect to the Company, with respect to any matter in question, the actual or constructive knowledge of the individuals set forth on Section 1.1(bbb)-1 of the Company Disclosure Letter, after due inquiry of those employees of the Company or its subsidiaries who have direct management responsibilities over the particular matter which is the subject of the applicable representation or warranty; and with respect to Parent, with respect to any matter in question the actual or constructive knowledge of the individuals set forth on Section 1.1(bbb)-2 of the Company Disclosure Letter after due inquiry of those employees of Parent or its subsidiaries who have direct management responsibilities over the particular matter which is the subject of the applicable representation or warranty, provided, however, that, solely for the purposes of Section 6.13 the term “Knowledge” means only the actual knowledge of such individuals set forth on Section 1.1(bbb)-1 of the Company Disclosure Letter with respect to the Company and Section 1.1(bbb)-2 of the Company Disclosure Letter with respect to Parent, without due inquiry.  With respect to Intellectual Property Rights, “Knowledge” does not require the Company to conduct, have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property Rights clearance searches solely in anticipation of entering this Agreement, and no knowledge of any third party Intellectual Property Rights that would have been revealed by such opinions, or searches will be imputed to the Company merely because the Company does not conduct, has not conducted, does not obtain or has not obtained such opinions or searches in anticipation of entering this Agreement.

(ccc)       “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, code, order, edict, decree, rule or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(ddd)      “Losses” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, reasonable and documented costs of investigators and reasonable and documented fees and expenses of attorneys, accountants and other experts, in each case actually incurred by such Person, and other reasonable and documented expenses of litigation, arbitration or other dispute resolution proceedings relating to claims for recovery under ARTICLE VIII), in each case actually incurred by such Person, other than those costs and expenses of arbitration or other dispute resolution of a dispute which are to be shared.

(eee)       “Marketing Period” means the first period of twenty (20) consecutive business days commencing on the date (or if such date is not a business day, then the first business day thereafter) Parent delivers to the Lead Arranger (as defined in the Debt Commitment Letter) (the “Lead Arranger”) the confidential information memorandum referenced in paragraph 5 of Exhibit C to the Debt Commitment Letter in a form reasonably acceptable to the Lead Arranger, throughout and at the end of which (i) the Financing Information delivered to Parent is Compliant, (ii) the conditions set forth in Section 7.1(a), Section 7.1(b) and Sections 7.3 (a), (b), (g) and (i) shall be satisfied (assuming for such purpose that references in such conditions to the Closing, the Closing Date and the Effective Time shall refer instead to the business days during the Marketing Period), and (iii) no Change shall have occurred and no condition shall exist that would cause any of the conditions set forth in Sections 7.3(a), (b), (g) and (i) to fail to be satisfied if the Closing were to be held at any time during such twenty (20) consecutive business day period; provided, that (a) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, the Company’s accounting firm shall have withdrawn its audit opinion with respect to any of the Company’s audited financial statements contained in the Financing Information and (b) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated, in which case the Closing shall occur no later than the second Business Day after such date (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all the conditions set forth in ARTICLE VII for the Closing as of such date); provided, further that the Marketing Period shall in no event include any days between and including November 21, 2011 and November 25, 2011, none of which days will be deemed business days for purposes of this definition but a period including such days shall be considered a consecutive period for the purposes of this definition; and provided further, that to the extent that the Marketing Period has not ended on or prior to December 16, 2011, then the Marketing Period, regardless of how many business days have then been counted toward fulfillment thereof, will terminate and will restart, subject the conditions set forth above, after January 3, 2012.

(fff)         “Materials of Environmental Concern” means any: hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), and any chemicals or other materials or substances identified or classified by a Governmental Entity as “hazardous”,” radioactive” or” toxic,” including but not limited to  oil, petroleum and petroleum products (and fractions thereof).

(ggg)      “Merger Consideration” means an amount equal to (a) the Purchase Price plus (b) the Aggregate Option Exercise Amount plus (c) the amount of Cash and Cash Equivalents minus (d) the Company Closing Debt plus (e) the Net Working Capital Adjustment (which may be a negative number) minus (f) the Transaction Expenses plus (g) the Unreimbursed Financing Expenses plus (h) the Vacation Adjustment (which may be a negative number) plus (i) the Permitted Adjustment.  The Merger Consideration shall be deemed to be the Estimated Merger Consideration as of the Closing Date and shall thereafter be adjusted pursuant to Section 2.10.

(hhh)      “Multiemployer Plan” means any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(iii)          “Net Working Capital” means the aggregate value of the current assets of the Company and its subsidiaries less the aggregate amount of the current liabilities of the Company and its subsidiaries, in each case, determined on a consolidated basis without duplication as of the close of business on the Closing Date and calculated in accordance with GAAP, in the manner set forth and in accordance with principles used to prepare Section 1.1(iii) to the Company Disclosure Letter.  Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include Cash and Cash Equivalents, Transaction Expenses, Company Closing Debt, Unreimbursed Financing Expenses, the Vacation Payout or the Vacation Adjustment, the Permitted Amount or the Permitted Adjustment or deferred tax assets or deferred tax liabilities.

(jjj)          “Net Working Capital Adjustment” means (a) if the absolute value of the difference between Net Working Capital and the Net Working Capital Target Amount is less than or equal to one million dollars ($1,000,000), then zero dollars ($0), (b) if (i) Net Working Capital is greater than the Net Working Capital Target Amount and (ii) the amount by which Net Working Capital exceeds the Net Working Capital Target Amount is greater than one million dollars ($1,000,000), then the difference obtained by subtracting one million dollars ($1,000,000) from such excess amount or (c) if (i) Net Working Capital is less than the Net Working Capital Target Amount and (ii) the absolute value of the amount by which Net Working Capital is less than Net Working Capital Target Amount is greater than one million dollars ($1,000,000), then the difference obtained by subtracting one million dollars ($1,000,000) from the absolute value of such shortfall amount; provided that any amount which is calculated pursuant to clause (c) above shall be deemed to be a negative number.

(kkk)       “Net Working Capital Target Amount” means seventeen million three hundred twenty-nine thousand eight hundred and twenty-one dollars ($17,329,821).

(lll)          “Nevada Law” means applicable provisions of the laws of the State of Nevada.

(mmm)    “Officer’s Certificate” means a certificate signed by any executive officer of Parent setting forth: (i) a statement that a Covered Party has paid or incurred Losses, (ii) the aggregate amount of Losses claimed, (iii) the individual items of Losses included in the aggregate amount so stated and the date each such item was paid or incurred and (iv) the basis, in reasonable specificity, upon which such Covered Party is seeking recovery from the Escrow Fund under ARTICLE VIII.

(nnn)      “Open Source Material” means any Software that  is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license that meets the definition of Open Source described by the Open Source Initiative as set forth on www.opensource.org/osd.html.

(ooo)      “Option Exchange Ratio” means the fraction having a numerator equal to the Common Per Share Amount (calculated without giving effect to any deductions in respect of the Escrow Fund or the Representative Reimbursement Amount) and having a denominator equal to the Parent Stock Volume-Weighted Average Price.

(ppp)      “Option Payment” means, with respect to each Cashed-Out Option, an amount in cash equal to the product obtained by multiplying (i) the number of Vested Company Option Shares covered by such Cashed-Out Option times (ii) the excess, if any, of the Common Per Share Amount over the per share exercise price of such Cashed-Out Option.

(qqq)      “Parent Stock Volume-Weighted Average Price” means the quotient obtained by dividing (i) the sum, for each trading day in the five (5) consecutive trading day period referenced below, of the product of (A) the closing price of the Parent Common Stock on the applicable day as reported by Bloomberg multiplied by (B) the trading volume of the Parent Common Stock on such trading day as reported by Bloomberg, for each of the five (5) consecutive trading days ending one trading day immediately preceding the Closing Date by (ii) the sum of the trading volumes for such five (5)-day period, as reported by Bloomberg.

(rrr)         “Partially Vested Company Option” means any Company Option that covers both Vested Company Option Shares and Unvested Company Option Shares.

(sss)       “Pension Plan” means each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(ttt)         “Permitted Adjustment” means the amount of the Permitted Amount actually paid by the Company at or prior to the Closing; provided that, in no event can the Permitted Adjustment exceed $1,300,000.

(uuu)      “Permitted Amount” means the $1,300,000 aggregate amount payable by the Company prior to Closing as permitted by paragraphs 7 and 10 of Section 5.1(b)(xiii) of the Company Disclosure Letter.

(vvv)      “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(www)    “Pro Rata Portion” means, with respect to each Escrow Participant, the quotient obtained by dividing (x) the aggregate Common Per Share Amount payable to such Escrow Participant in respect of its, his or her Company Common Stock pursuant to Section 2.6(b) (calculated without giving effect to any deductions in respect of the Escrow Fund or the Representative Reimbursement Amount), if any, plus the aggregate Option Payment payable to such Escrow Participant in respect of its, his or her Cashed-Out Options pursuant to Section 2.7(b) (calculated without giving effect to any deductions in respect of the Escrow Fund or the Representative Reimbursement Amount), if any, (it being understood, for the purposes of clarity, that any Merger Consideration payable in satisfaction of the Series A Per Share Preference in respect of such Escrow Participant’s Company Series A Stock, if any, shall be excluded from this calculation), as the case may be, by (y) the Escrow Participant Consideration.

(xxx)        “Purchase Price” means four hundred million dollars ($400,000,000).

(yyy)      “Reasonable Best Efforts” means best efforts, to the extent commercially reasonable.

(zzz)        “Registered Intellectual Property Rights” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Entity in any jurisdiction.

(aaaa)     “Representative Reimbursement Amount” means one million dollars ($1,000,000).

(bbbb)    “Required Series A Conversion Approval” means the affirmative election of holders of at least 66 2/3% of the then outstanding Company Series A Stock to automatically and mandatorily convert all outstanding shares of Company Series A Stock into Company Common Stock pursuant to Section 6 of Article 3 of the Company’s Articles of Incorporation, effective as of immediately prior to the Effective Time, which conversion shall be applicable to and binding upon all holders and shares of Company Series A Stock.

(cccc)     “Restricted Cash” means any cash or cash equivalents held by the Company or the Subsidiary as of the Effective Time on behalf of any customer of the Company or the Subsidiary in connection with services being performed by the Company for such customer.

(dddd)    “Series A Aggregate Preference Amount” means an aggregate amount of cash equal to the product obtained by multiplying (a) the Series A Per Share Preference by (b) the Total Outstanding Series A Stock.

(eeee)     “Series A Per Share Payment Amount” means, for each share of Company Series A Stock, an amount of cash equal to the Series A Per Share Preference; provided, however, that for purposes of clarity, to the extent that any share of Company Series A Stock has converted into Company Common Stock prior to or at the Effective Time, no payment of any Series A Per Share Payment Amount shall be made in respect of such share of Company Series A Stock.

(ffff)        “Series A Per Share Preference” means, with respect to a share of Company Series A Stock, an amount of cash equal to $0.8319, plus all declared and unpaid dividends, if any, payable with respect to such share of Company Series A Stock as of immediately prior to the  Effective Time.

(gggg)    “Software” means computer software code, applications, utilities, libraries, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code, object code or executable form.

(hhhh)    “Special Vesting Acceleration” means the vesting acceleration provided pursuant to written or oral agreements set forth on Section 1.1(hhhh) of the Company Disclosure Letter.

(iiii)         “Spreadsheet” means a spreadsheet which shall be certified as complete and correct by an officer of the Company, which shall include, as of the Closing, (a)(i) the names of all Company Stockholders and their respective addresses, (ii) the number and type of shares of Company Capital Stock held by each Company Stockholder, (iii) the respective certificate numbers held by each Company Stockholder, (iv) the Pro Rata Portion applicable to each Company Stockholder in respect of such Person’s Company Capital Stock, (v) the aggregate portion of the Merger Consideration to be paid to each Company Stockholder at Closing in respect of such shares of Company Capital Stock, and (vi) the amount of cash, if any, to be deposited into the Escrow Fund and the Representative Reimbursement Fund on behalf of each Company Stockholder in respect of such shares of Company Capital Stock, and (b)(i) the names of all Company Optionholders and their respective addresses, (ii) the number and type of shares of Company Capital Stock underlying Company Options held by each Company Optionholder, (iii) the aggregate portion of the Merger Consideration to be paid to each Company Optionholder at Closing in respect of each Cashed-Out Option held by such Company Optionholder, (iv) the Pro Rata Portion applicable to each Company Optionholder in respect of such Person’s Cashed-Out Options and (v) the amount of cash, if any, to be deposited into the Escrow Fund and the Representative Reimbursement Fund on behalf of each Company Optionholder in respect of such Cashed-Out Options.

(jjjj)         “subsidiary” means, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which a Person (or a subsidiary of the Person) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity, (b) having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (c) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(kkkk)     “Subsidiary” means HDI.

(llll)         “Technology” means inventions, invention disclosures and any embodiments of Intellectual Property Rights in electronic, written or other media, including Software, Internet web pages, designs, design and manufacturing schematics, algorithms, databases, lab notebooks, other works of authorship, development and lab equipment and know-how.

(mmmm) “Total As-Converted Outstanding Stock” means the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (after giving effect to the exercise of any Company Options and the conversion of any Company Series A Stock that, in each case, occur prior to the Effective Time, as the case may be) plus the aggregate number of shares of Company Common Stock that would be issuable upon the exercise of all Company Options issued and outstanding as of immediately prior to the Effective Time.

(nnnn)    “Total Outstanding Series A Stock” means the aggregate number of shares of Company Series A Stock issued and outstanding immediately prior to the Effective Time; provided, however, that for purposes of clarity, to the extent that any share of Company Series A Stock has converted into

Company Common Stock prior to the Effective Time, such share shall be excluded from the Total Outstanding Series A Stock and included, without duplication,  in the Total As-Converted Outstanding Stock.

(oooo)          “Transaction Expenses” means (i) the aggregate third-party legal, accounting, consulting, investment banking, financial advisory, brokerage and other third party fees and expenses incurred prior to the Effective Time by or on behalf of the Company and its subsidiaries in connection with the sale of the Company, the negotiation and execution and performance of this Agreement and the consummation of the transactions contemplated hereby and the termination or repayment of the Company Closing Debt, including, fees owed to Morgan Stanley & Co. LLC pursuant to the letter agreement dated June 20, 2011, Redhills Ventures, LLC pursuant an arrangement approved by the Board of Directors of the Company and WSGR, (ii) (A) amounts payable as severance or stay bonuses solely as a result of a termination or change-in-control under any Contract or arrangement and only to the extent such payments become due and owing prior to or as of the Closing and (B) any cash retention agreements or bonuses entered into by the Company as contemplated by paragraph 3 and 4 of Section 5.1(b)(xiii) of the Company Disclosure Letter (excluding in each case of (A) and (B), for the avoidance of doubt, (x) any amounts payable to any Company Securityholder pursuant to the terms of this Agreement, (y) any payments that may become due under or as a result of the employment arrangements entered into between Parent and the Key Employees or as a result of any action taken by Parent or any of its subsidiaries (including the Surviving Corporation) following the Closing and (z) the Permitted Amount and the Permitted Adjustment), (iii) the D&O Insurance Premium Amount, if any, and (iv) any amounts payable by the Company as fees to the Securityholders’ Representative, in each of the foregoing cases (i) to (iv) to the extent such fees, expenses, amounts, bonuses and retention arrangements remain unpaid as of the Effective Time or, in the case of clause (i) or (iii) become due at any time after the Effective Time. Notwithstanding the foregoing, neither (A) the costs and expenses incurred by the Company and its subsidiaries in connection with assisting Parent in obtaining the Debt Financing, including in connection with any actions taken in accordance with Section 6.6 hereof, nor (B) the costs and expenses incurred by Parent in connection with the sale of the Company, the negotiation and execution and performance of this Agreement and the consummation of the transactions contemplated hereby shall be deemed Transaction Expenses for purposes of this Agreement.

(pppp)          “Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that covers only Unvested Company Option Shares.

(qqqq)          “Unvested Company Option Shares” means with respect to any Company Option outstanding as of immediately prior to the Effective Time, the number of shares of Company Common Stock that, as of immediately prior to the Effective Time, have not been issued pursuant to an exercise of such Company Option and that the holder of such Company Option does not then have the right to purchase, pursuant to the terms and conditions of such Company Option, upon exercise of such Company Option, after giving effect to any Special Vesting Acceleration.

(rrrr)        “Vacation Adjustment” means either (a) if the Vacation Payout is greater than 50% of the Vacation Excess Accrual, then the amount by which the Vacation Payout exceeds 50% of the Vacation Excess Accrual or (b) if the Vacation Payout is equal to or less than 50% the Vacation Excess Accrual, the amount by which the Vacation Payout falls short of 50% of the Vacation Excess Accrual (which amount shall be deemed to be a negative number).

(ssss)     “Vacation Excess Accrual” means the amount of all Accrued Vacation that is not carried over to Parent pursuant to Section 6.8(b).  By way of illustration only, had the Closing occurred on September 30, 2011, the Vacation Excess Accrual would have been $79,292.00 (as set forth in row 2025-001 “Accrued PTO — Corporate”, Column “Carveouts Bonus PTO” in Section 1.1(iii) to the Company Disclosure Letter).

(tttt)        “Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that covers only Vested Company Option Shares.

(uuuu)    “Vested Company Option Shares” means, with respect to any Company Option outstanding as of immediately prior to the Effective Time, the number of shares of Company Common Stock issuable upon exercise of such Company Option as of immediately prior to the Effective Time, after giving effect to any Special Vesting Acceleration.

ARTICLE II
THE MERGER

2.1          The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Nevada Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2          Effective Time; Closing.  Unless this Agreement is earlier terminated pursuant to Section 9.1, and subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Nevada in accordance with the relevant provisions of Nevada Law (the “Articles of Merger”) (the date and time of such filing with the Secretary of State of the State of Nevada (or such later date and time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date.  The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those that by their terms are to be satisfied or waived at the Closing but subject to their satisfaction or waiver at or prior to the Closing), or at such other time, date and location as Parent and the Company agree upon in writing; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied or waived at the Closing), then the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) one (1) business day before or during the Marketing Period specified by Parent on no less than two (2) business days notice to the Company and (b) the second business day after the final day of the Marketing Period.

2.3          Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Nevada Law, including Section 92A.250 of the Nevada Revised Statutes (the “NRS”).  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4          Articles of Incorporation and Bylaws.  At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall, by virtue of the Merger, be amended and restated in their entirety to read as set forth in Exhibit B hereto, until thereafter amended in accordance with applicable Legal Requirements and as provided in such Articles of Incorporation.  At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, until thereafter amended in accordance with applicable Legal Requirements and as provided in such Bylaws; provided, however, that at the Effective Time, the relevant portions of the Bylaws of the Surviving

Corporation shall be deemed amended to provide that the name of the Surviving Corporation is “HDI Holdings, Inc.” and, if necessary, the Bylaws shall be amended so as to comply with Section 6.9(a).

2.5          Directors and Officers.  The directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation at the Effective Time and shall thereafter serve in such capacity or capacities, in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and the NRS, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.6          Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Capital Stock, the following shall occur:

(a)           Company Series A Stock.  Each share of Company Series A Stock outstanding as of immediately prior to the Effective Time, other than any shares of Company Series A Stock that are to be converted into Common Stock as of immediately prior to the Effective Time or canceled pursuant to Section 2.6(c) and the Dissenting Shares, will be canceled and extinguished and automatically converted into the right to receive the Series A Per Share Payment Amount following the surrender of the certificate representing such share of Company Series A Stock in the manner provided in Section 2.9 (or in the case of a lost, stolen or destroyed certificate, following delivery of an affidavit, if required in the manner provided in Section 2.12).  From and after the Effective Time, the holder(s) of certificates evidencing ownership of shares of Company Series A Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Series A Stock except as otherwise provided for in this Agreement and applicable Nevada Law.

(b)           Company Common Stock.  Each share of Company Common Stock outstanding as of immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(c) and the Dissenting Shares, will be canceled and extinguished and automatically converted into the right to receive, (i) (A) the Common Per Share Amount less (B) the applicable portion thereof which will be deposited by Parent with the Escrow Agent in accordance with Section 2.8 and become payable if, when and to the extent set forth in ARTICLE VIII and the Escrow Agreement and (ii) a portion of the positive Actual Adjustment, if any, on the terms and subject to the conditions set forth in Section 2.10, following the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.9 (or in the case of a lost, stolen or destroyed certificate, following delivery of an affidavit, if required in the manner provided in Section 2.12).  From and after the Effective Time, the holder(s) of certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for in this Agreement and applicable Nevada Law.

(c)           Cancellation of Treasury and Parent Owned Stock.  Each share of Company Capital Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d)           Dissenting Shares.

(i)            Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly asserted or exercised and perfected dissenters’ rights for such shares in accordance with NRS 92A.300 through NRS 92A.500, inclusive (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Company Capital Stock set forth in Section 2.6(a) or Section 2.6(b), as applicable, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in NRS 92A.300 through NRS 92A.500.  At the Effective Time, all Dissenting Shares shall no longer be outstanding, shall automatically be canceled and extinguished and shall cease to exist, and except as otherwise provided by Nevada Law, each holder of Dissenting Shares shall cease to have any rights with respect thereto other than the rights granted pursuant to Section 92A.300 et seq. of the NRS.

(ii)           Notwithstanding the provisions of Section 2.6(d)(i), if any holder of Dissenting Shares withdraws or loses (through failure to perfect or otherwise) such holder’s dissenters’ rights under Section 92A.300 et seq. of the NRS, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in Section 2.6(a) or Section 2.6(b), as applicable, upon surrender of the certificate representing such shares.

(iii)          The Company shall give Parent (i) prompt notice of any written demands for payment of fair value or appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company or the Subsidiary and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NRS.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment of fair value or appraisal of Company Capital Stock or offer to settle or settle any such demands.

(e)           Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued fully paid and nonassessable share of common stock of the Surviving Corporation.

2.7          Company Options.

(a)           Prior to the Effective Time, the Company shall send a notice to all holders of Company Options, which notice shall notify such holders that (i) all Company Options held by directors of the Company serving as of immediately prior to the Effective Time and consultants to the Company who are no longer providing services to the Company as of immediately prior to the Effective Time will vest in full and become exercisable as of immediately prior to the Effective Time (the “Accelerated Options”), (ii) all Vested Company Options, Accelerated Options and Partially Vested Company Options, with respect to the Vested Company Option Shares covered thereby, that are not exercised prior to the Effective Time (collectively, the “Cashed-Out Options”) will be canceled and paid the Option Payment in the manner set forth in Section 2.9(b) and (iii) all Unvested Company Options and all Partially Vested Options, with respect to any Unvested Company Option Shares covered thereby, shall be assumed by Parent and become exercisable for shares of Parent common stock following the Closing in accordance with Section 2.7(c) below (the “Assumed Company Options”).  Holders of Vested Company Options, Accelerated Options and/or Partially Vested Options shall be permitted to exercise such Company Options for any such Vested Company Option Shares in advance of the consummation of the Merger, subject to compliance with all other terms and conditions of the agreements and the Company Option Plan pursuant to which such Company Option was granted.

(b)           At the Effective Time, each Cashed-Out Option shall be converted into and represent the right to receive (i) (A) the Option Payment less (B) the applicable portion thereof which will be deposited by Parent with the Escrow Agent in accordance with Section 2.8 and become payable if, when and to the extent set forth in ARTICLE VIII and the Escrow Agreement and (ii) a portion of the positive Actual

Adjustment, if any, on the terms and subject to the conditions set forth in Section 2.10.  The payment of the Option Payment and the portion of the positive Actual Adjustment, if any, to each holder of Cashed-Out Options as described in this Section 2.7(b) shall be reduced by any income or employment tax withholding required under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law.  To the extent that amounts are withheld pursuant to the preceding sentence and remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Cashed-Out Option.

(c)           At the Effective Time, each Assumed Company Option will continue to have and be subject to the same terms and conditions, including with respect to its vesting schedule, as were in effect with respect to such Assumed Company Option immediately prior to the Effective Time, except that (i) such Assumed Company Option will be converted into to the right to purchase the number of shares of common stock of Parent determined by multiplying the number of Unvested Company Option Shares covered by the Assumed Company Option by the Option Exchange Ratio, rounded down to the nearest whole share and (ii) the per share exercise price for such Assumed Company Option will thereafter equal the amount determined by dividing the per share exercise price of each Assumed Company Option as of immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest cent.

(d)           Prior to the Effective Time, the Company shall take all actions reasonably necessary to effect the measures contemplated by this Section, including adoption of any resolutions, interpretations, and plan amendments and receipt of any necessary consents or waivers within a reasonable period of time prior to the Effective Time.  Copies of the relevant form agreements (and any agreement materially differing from the applicable form) governing all Company Options have been made available to Parent prior to the date hereof.

2.8          Portion of Consideration Deposited with the Escrow Agent.  Pursuant to Section 8.2(a) and Section 8.2(b) and the terms of the Escrow Agreement, Parent shall deposit with respect to each holder of Company Common Stock and/or Cashed-Out Options his, her or its Pro Rata Portion of the Escrow Amount and the Representative Reimbursement Amount deducted from any amounts otherwise payable to such holder in respect of such Company Common Stock and/or Cashed-Out Options pursuant to Section 2.6(b) or Section 2.7(b).  Such Pro Rata Portions of the Escrow Fund and the Representative Reimbursement Amount shall be distributed to such holders if, when and to the extent described in ARTICLE VIII and subject to the terms of the Escrow Agreement.

2.9          Surrender of Certificates and Other Exchange Procedures.

(a)           Exchange Agent.  Wells Fargo Bank, National Association shall act as the exchange agent (the “Exchange Agent”) in the Merger.

(b)           Parent to Provide Cash.  Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent (the “Exchange Agent Agreement”) which shall provide that, at or prior to the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this ARTICLE II, cash in the amount necessary to pay to each holder of record (as of immediately prior to the Effective Time) of shares of Company Capital Stock the applicable consideration for Company Capital Stock set forth in Section 2.6 and to the holders of Cashed-Out Options that are not Employees as of the Effective Time, the applicable consideration to which such holders are entitled pursuant to Section 2.7.  Any cash deposited with the Exchange Agent from time to time shall hereinafter be referred to as the “Exchange Fund.”

(c)           Exchange Procedures for Holders of Company Capital Stock.  Promptly after the Effective Time, or, to the extent commercially practicable, prior to the Effective Time, Parent shall, or shall cause the Exchange Agent to, mail to each holder of record (as of immediately prior to the Effective Time) of shares of Company Capital Stock whose shares were converted into the right to receive the applicable consideration for Company Capital Stock set forth in Section 2.6: (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificate or certificates representing such shares of Company Capital Stock (the “Certificates”), as the case may be, shall pass only upon receipt of the Certificates by the Exchange Agent or in the case of a lost, stolen or destroyed certificate, following delivery of an affidavit, if required in the manner provided in Section 2.12) and shall be in such form and have such other provisions as are reasonably acceptable to the Company) and (B) instructions for use in effecting the surrender of the Certificates in exchange for cash constituting the applicable consideration for Company Capital Stock set forth in Section 2.6.  Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefor the amount of cash payable by its terms at the Closing constituting the applicable consideration for Company Capital Stock set forth in Section 2.6 and the Certificates so surrendered shall forthwith be cancelled.  At the election of any holder of Company Capital Stock who is to receive in excess of $100,000 in connection with the transactions contemplated hereby, the Exchange Agent shall make, at the expense of such holder of Company Capital Stock, any payment of Merger Consideration to such holder by wire transfer.  Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive the applicable consideration for Company Capital Stock set forth in Section 2.6.  In addition, and notwithstanding anything in this Section 2.9(c) to the contrary, each of the Parent and the Company shall use its Reasonable Best Efforts to cause the terms of the Exchange Agent Agreement to provide that if a Company Securityholder who is to receive in excess of $1,000,000 in connection with the transactions contemplated hereby surrenders to the Exchange Agent (i) a duly executed letter of transmittal and (ii) the applicable Certificate(s) held by such holder, at least one business day prior to the anticipated Closing Date, and such holder continues to be the record holder of such Company Capital Stock or Company Options, as the case may be, as of the Closing Date, then such holder shall be entitled to receive, on the Closing Date, a wire transfer equal to the portion of the Merger Consideration such holder is entitled to receive at the Closing pursuant to this ARTICLE II.  To the extent that the Company continues to hold Certificates as custodian for the benefit of the holders of the shares represented thereby, the foregoing procedures shall be appropriately modified such that the responsibility for delivering the Certificates is allocated to the Company.

(d)           Payment to Holders of Cashed-Out Options.

(i)            Parent or the Surviving Corporation, as the case may be, shall pay to each such holder of a Cashed-Out Option, (x) in connection with the first customary payroll payment of the Company after the Effective Time in the case of the Option Payment, cash, in accordance with Parent’s standard payroll procedures in an amount equal to the aggregate Option Payment to which such holder is entitled pursuant to Section 2.7, and (y) in connection with the first customary payroll payment of the Company after the date on which the payment of any positive Actual Adjustment, portion of the Escrow Fund or portion of the Representative Reimbursement Amount is to be made to holders of Cashed-Out Options pursuant to the terms hereof in the case of such other payments, cash, in accordance with Parent’s standard payroll procedures in an amount equal to (A) the portion of the positive Actual Adjustment, if any, to which such holder is due on the terms and subject to the conditions set forth in Section 2.10, (B) a portion of the Escrow Fund, if any, to which such holder is due on the terms and subject to the conditions set forth in ARTICLE VIII and the Escrow Agreement and (C) a portion of the Representative Reimbursement Amount, if any, to which such holder is due on the terms and subject to the conditions set forth in ARTICLE VIII and the Escrow Agreement.

(ii)           Parent, the Escrow Agent and the Exchange Agent shall be entitled to rely upon, and shall rely upon, information provided by the Company regarding the Cashed-Out Options (including, the Spreadsheet), and none of Parent, the Exchange Agent or the Escrow Agent shall require holders of Cashed-Out Options to surrender any documents related thereto as a condition to receipt thereof.  The Escrow Agent shall disburse any amounts due to former holders of Company Options from the Escrow Fund or the Representative Reimbursement Fund pursuant to this Agreement to Parent for further distribution to the holders of Cashed-Out Options pursuant to the terms of ARTICLE VIII.

(e)           Change to Payees.  If any portion of the consideration payable to Company Stockholders pursuant to Section 2.6 is to be paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the Person requesting such transfer shall pay to the Exchange Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not required to be paid.

(f)            Required Withholding.  Each of Parent, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock or holder of Cashed-Out Options such amounts as may be required to be deducted or withheld therefrom under the Code or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid absent such deduction or withholding.

(g)           No Liability.  Notwithstanding anything to the contrary in this Section 2.9, none of Parent, the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Capital Stock or a holder of Cashed-Out Options for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)           Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to Company Securityholders pursuant to this ARTICLE II.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company Securityholders pursuant to this ARTICLE II shall be paid to Parent.

(i)            No Interest.  No interest shall accumulate on any consideration payable in connection with the Merger (except as provided in the Escrow Agreement); provided, however, that some payments may be treated as imputed interest to the extent required under the Code and the regulations promulgated thereunder.

(j)            Termination of Exchange Fund.  Any portion of the Merger Consideration which remains in the Exchange Fund undistributed to the holders of Company Capital Stock and holders of Cashed-Out Options six (6) months after the Effective Time shall, at the request of Parent or the Surviving Corporation, be delivered to Parent or the Surviving Corporation or otherwise according to the instruction of

Parent or the Surviving Corporation.  Any holders of Company Capital Stock who have not surrendered such Certificates in compliance with this Section 2.9 and holders of Cashed-Out Options shall, after any such delivery to the Surviving Corporation or Parent of the then remaining Exchange Fund look only to Parent and the Surviving Corporation for the amount of cash payable in respect of such shares of Company Capital Stock pursuant to Section 2.6 or in respect of such Cashed-Out Options pursuant to Section 2.7.

2.10        Adjustment to Merger Consideration.

(a)           Estimated Merger Consideration.  No later than two (2) business days prior to the Closing, the Company shall deliver to Parent a good faith estimate of the Merger Consideration (the “Estimated Merger Consideration”), in form and substance reasonably acceptable to Parent, including relevant backup materials and schedules, in detail reasonably acceptable to Parent, pursuant to which the Company shall estimate (i) the Aggregate Option Exercise Amount, (ii) the Company Closing Debt, (iii) the Transaction Expenses, (iv) the amount of Cash and Cash Equivalents, (v) the Net Working Capital Adjustment, (vi) the Unreimbursed Financing Expenses, (vii) the Vacation Adjustment and (viii) the Permitted Adjustment and shall include the agreed upon Escrow Amount and Representative Reimbursement Amount.  The Company shall also attach a statement setting forth the calculations showing the basis for the determination of such sums.  The Estimated Merger Consideration shall be used to determine all amounts paid to Company Securityholders at the Effective Time, subject to subsequent adjustment pursuant to Section 2.10(b) and (c).

(b)           Determination of Final Merger Consideration.  No later than sixty (60) calendar days after the Closing Date, Parent shall prepare and deliver to the Securityholders’ Representative a proposed calculation of the Merger Consideration which shall include calculations of (i) the Aggregate Option Exercise Amount, (ii) the Company Closing Debt, (iii) the Transaction Expenses, (iv) the amount of Cash and Cash Equivalents, (v) the Net Working Capital Adjustment, (vi) the Unreimbursed Financing Expenses, (vii) the Vacation Adjustment (viii) the Permitted Adjustment, taking into consideration the agreed upon Escrow Amount and Representative Reimbursement Amounts, which shall remain constant (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”).

(i)            If the Securityholders’ Representative does not give written notice of any dispute over the Proposed Closing Date Calculations (a “Merger Consideration Dispute Notice”) to Parent within forty-five (45) calendar days of receiving the Proposed Closing Date Calculations, the Proposed Closing Date Calculations shall be deemed to set forth the final Aggregate Option Exercise Amount, Net Working Capital Adjustment, Cash and Cash Equivalents, Company Closing Debt, Transaction Expenses, Unreimbursed Financing Expenses, Vacation Adjustment, Permitted Adjustment and Merger Consideration, in each case, for purposes of determining the Actual Adjustment.  Prior to the end of such forty-five (45) calendar day period, the Securityholders’ Representative may also accept the Proposed Closing Date Calculations by delivering written notice to that effect to Parent, in which case the Merger Consideration will be finally determined when such notice is given.  Any items not included in such Merger Consideration Dispute Notice shall be deemed to be agreed to in all respects by the Securityholders’ Representative, and shall become binding on the parties.  If the Securityholders’ Representative gives a Merger Consideration Dispute Notice to Parent within such forty-five (45) calendar day period, Parent and the Securityholders’ Representative shall use Reasonable Best Efforts to resolve the dispute during the thirty (30) calendar day period commencing on the date Parent receives the Merger Consideration Dispute Notice from the Securityholders’ Representative.  If the Securityholders’ Representative and Parent do not agree upon a final resolution with respect to any disputed items within such thirty (30) calendar day period, then the remaining items in dispute shall be submitted immediately to Ernst & Young, in the first instance, or, to the extent that Ernst & Young is not able to perform such services for any reason, then to PricewaterhouseCoopers, or to the extent that PricewaterhouseCoopers is not able to perform such services for any reason, then to another nationally recognized, independent accounting firm reasonably acceptable to Parent and the Securityholders’ Representative (or, if Parent and the Securityholders’ Representative cannot agree on such a firm, then such nationally recognized, independent accounting firm shall be selected in accordance with the rules of the Wilmington, Delaware office of the American Arbitration Association) (in any of such cases, the “Accounting Firm”).  The Accounting Firm shall be requested to render a determination of the applicable dispute within forty-five (45) calendar days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.  The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between the Securityholders’ Representative and Parent, and any associated engagement fees shall initially be borne fifty percent (50%) by the Securityholders’ Representative (on behalf of the Company Securityholders, which amounts shall be deducted from the Representative Reimbursement Amount) and fifty percent (50%) by Parent; provided that such fees shall ultimately be borne by Parent and the Securityholders’ Representative on behalf of the Company Securityholders in inverse proportion as they prevail on matters resolved by the Accounting Firm, which proportional allocations also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matter.  Any amounts borne by the Securityholders’ Representative shall be Securityholders’ Representative Expenses. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense.  In resolving the disputed items, the Accounting Firm shall: (A) limit its review to determining whether the amount for each item set forth in the Proposed Closing Date Calculations or the Merger Consideration Dispute Notice is more consistent with the related definitions of Aggregate Option Exercise Amount, Net Working Capital Adjustment, Cash and Cash Equivalents, Company Closing Debt, Transaction Expenses, Unreimbursed Financing Expenses, Vacation Adjustment, Permitted Adjustment and Merger Consideration set forth in this Agreement, (B) resolve each such disputed item by choosing such amount that it determines to be more consistent with the applicable definition, (C) review only such matters that were properly included in the Merger Consideration Dispute Notice and (D) not assign a value for any item that remains in dispute that is greater than the greatest value, or smaller than the smallest value, set forth by either Parent in the Proposed Closing Date Calculations or the Securityholders’ Representative in the Merger Consideration Dispute Notice.  Such determination of the Accounting Firm shall be conclusive and binding upon the parties hereto.  The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.10(b)(i) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Aggregate Option Exercise Price, Net Working Capital Adjustment, Cash and Cash Equivalents, Company Closing Debt, Transaction Expenses, Unreimbursed Financing Expenses, Vacation Adjustment, Permitted Adjustment and Merger Consideration, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(ii)           The Surviving Corporation shall, and shall cause the Subsidiary to, make its financial records reasonably available to the Securityholders’ Representative and its accountants and other representatives (by electronic means to the extent available) at reasonable times during the review by the Securityholders’ Representative of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.

(c)           Adjustment to Estimated Merger Consideration.

(i)            If the Actual Adjustment is a positive amount that is equal to or greater than $100,000 (the “Threshold Overage”), (A) Parent or the Surviving Corporation shall pay to the Exchange Agent (for deposit in the Exchange Fund as an increase to the Exchange Fund) an amount equal to the product of (x) such positive amount multiplied by (y) the aggregate Pro Rata Portions of such amount attributable to holders of Company Common Stock, net of applicable withholding taxes, if any, by wire transfer or delivery of immediately available funds, in each case, within three (3) business days after the date on which the

Merger Consideration is finally determined pursuant to this Section 2.10 and (B) the Parent or the Surviving Corporation shall pay the balance of the Threshold Overage after accounting for the payment made to the Exchange Agent in Section 2.10(c)(i)(A) and deliver it to the holders of Cashed-Out Options in proportion to their respective Pro Rata Portions and in the manner provided for in Section 2.9(d).

(ii)           If the Actual Adjustment is a positive amount that is less than $100,000, Parent or the Surviving Corporation shall pay to the Escrow Agent (for deposit in the Escrow Fund) an amount equal to such positive amount, net of applicable withholding taxes, if any, by wire transfer or delivery of immediately available funds, in each case, within three (3) business days after the date on which the Merger Consideration is finally determined pursuant to this Section 2.10.  Such amount will be distributed to the Escrow Participants on the Escrow Termination Date pursuant to Section 8.5 and the terms of the Escrow Agreement.

(iii)          If the Actual Adjustment is a negative amount, then within three (3) business days after the date on which the Merger Consideration is finally determined pursuant to this Section 2.10 Parent and the Securityholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation an amount equal to the absolute value of such negative amount.

2.11        No Further Ownership Rights in Company Capital Stock or Company Options.  All cash paid upon the surrender for exchange of shares of Company Capital Stock and the cancellation of Cashed-Out Options and the assumption by Parent of the Assumed Company Options in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock and Company Options, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or paperwork related to Company Options are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

2.12        Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, such lost, stolen or destroyed certificate shall be exchanged for the consideration set forth in Section 2.6; provided, however, that the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed Certificates to provide an indemnification agreement in a form and substance reasonably acceptable to the Exchange Agent against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.13        Adjustments.  The per share amounts of any consideration payable to Company Securityholders hereunder, and any other applicable numbers or amounts, shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Capital Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

2.14        Further Action.  At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation are hereby authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, on the date of this Agreement, that except as set forth in the disclosure letter delivered by the Company to Parent concurrently herewith (the disclosures in which shall identify the section or subsection of this Agreement to which they apply but shall also qualify such other sections or subsections of this Agreement to the extent that it is reasonably apparent (with or without a specific cross-reference) on its face from a reading of the disclosure items that such disclosure is applicable to such other section or subsection) (the “Company Disclosure Letter”):

3.1          Organization; Standing and Power; Charter Documents; Subsidiary.

(a)           Organization; Standing and Power.  Each of the Company and the Subsidiary (i) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept, in which case such entity qualifies for the most similar status to good standing to the extent such status exists), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Charter Documents.  The Company has delivered or made available to Parent: (i) a true and correct copy of the Articles of Incorporation and Bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the Articles of Incorporation and Bylaws, or like organizational documents, of the Subsidiary, each as amended to date (collectively, “Subsidiary Charter Documents”), and each such instrument is in full force and effect.  None of the Company or the Subsidiary is in default under or in violation of any provision of its Company Charter Documents or Subsidiary Charter Documents, respectively, in any material respect.

(c)           Subsidiary.

(i)            Section 3.1(c) of the Company Disclosure Letter sets forth (i) the number and type of outstanding equity securities of the Subsidiary and a list of the holders thereof; (ii) the jurisdiction of incorporation of the Subsidiary; (iii) the names of the officers and directors of the Subsidiary; and (iv) the jurisdictions in which the Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.  The Company does not have any subsidiaries other than the Subsidiary.

(ii)           All the outstanding shares of capital stock of, or other equity or voting interests in, the Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive rights, are not subject to any options warrants, rights, contracts, calls, commitments, equities and demands and are owned beneficially and of record by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), except (A) for restrictions imposed by applicable securities laws; (B) Liens for Taxes and other similar governmental charges and assessments which are not yet delinquent; (C) Liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (D) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens for sums not yet due and payable; (E) statutory Liens existing as of the Closing Date and claimed or held by any Governmental Entity that have not at the time been filed or registered against title to the assets of the Company or the Subsidiary which are not material to the Company and its subsidiaries taken as a whole, or that are related to obligations that are not due or delinquent; (F) security given in the ordinary course of business as of the Closing Date to any public utility or Governmental Entity; (G) Liens imposed on the underlying fee interest in Leased Real Property (unless caused by the Company or the Subsidiary); (H) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property which are not violated by the current use and operation thereof; (I) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of thereof for the purposes for which it is currently used in connection with the Company Business; (J) Liens that do not materially interfere with the use or operation of the property subject thereto; (K) with respect to Technology and Intellectual Property Rights, restrictions associated with nonexclusive licenses; (L) Liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation; and (M) Liens on goods in transit incurred pursuant to documentary letters of credit (collectively, “Permitted Liens”), and are duly authorized, validly issued, full paid and nonassessable.  Other than the ownership by the Company of the outstanding shares of capital stock of the Subsidiary, neither the Company nor the Subsidiary owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

3.2          Capital Structure.

(a)           Capital Stock.  The authorized capital stock of the Company consists of: (i) 63,125,000 shares of Company Common Stock and (ii) 23,830,000 shares of Preferred Stock, all of which have been designated as Company Series A Stock.  As of the date of this Agreement: (i) 31,070,524 shares of Company Common Stock are issued and outstanding; (ii) 23,820,082 shares of Company Series A Stock are issued and outstanding and (iii) 4,810,216 shares of Company Common Stock are reserved for issuance pursuant to the Company Option Plans, (A) 3,370,767 shares of which are issuable upon the exercise of Company Options outstanding as the date hereof, (B) no shares of which are issued and outstanding as of the date of this Agreement pursuant to Company Stock Awards and are unvested or subject to a repurchase option or risk of forfeiture, and (C) 1,439,449 shares of which remain available for future grant under the Company Option Plans.  No shares of Company Common Stock are owned or held by the Subsidiary.  All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b)           Company Stockholders.  Section 3.2(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Company Common Stock) the number of shares of Company Common Stock (if any) into which such shares are convertible.  Section 3.2(b) of the Company Disclosure Letter also indicates all outstanding shares of capital stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company.

(c)           Option Plans.  Section 3.2(c) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the Company Option Plans and other all stock option plans or other stock or equity-related plans of the Company or the Subsidiary as are currently in effect (the “Company Stock Plans”), indicating for each Company Stock Plan the number of Company Shares issued to date under such plan, the number of Company Shares subject to outstanding options under such plan and the number of Company Shares reserved for future issuance under such plan, and (ii) all holders of outstanding Company Options, indicating with respect to each Company Option the Company Stock Plan under which it was granted, the number of shares of capital stock subject to such Company Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto).  The HealthMarketInsights, Inc. 2001 Stock Option/Stock Issuance Plan is no longer in effect, and there are no Company Options outstanding under that plan.  The Company has made available to Parent complete and accurate copies of all Company Stock Plans and standard forms of all stock option and award agreements evidencing or governing such Company Options, if any, delivered to the holders thereof.  The Company has no currently outstanding stock option, stock award or other equity award pursuant to any agreement (whether written or oral) that materially deviates in any respect from the terms and conditions of the forms of the Company Stock Plans or the stock option and award agreements provided to Parent pursuant to the previous sentence, including with respect to vesting and acceleration of vesting (other than such vesting or acceleration of vesting set forth in Section 3.2(c) of the Company Disclosure Letter).  All of the shares of capital stock of the Company subject to Company Options will be, upon issuance pursuant to the exercise of such instruments in accordance with their terms prior to the Effective Time, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

(d)           Company Options.  With respect to the outstanding Company Options, (i) each such Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company’s or the Subsidiary’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (iii) the option grant notice governing each such grant (if any) has been delivered by the Company to the recipient thereof, (iv) each such grant was made in accordance with the terms of the applicable Company Stock Plan and all other applicable Legal Requirements, (v) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock issuable upon exercise of the Company Option on the applicable Grant Date and (vi) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.  No Company Options or other forms of equity compensation have been granted or promised since September 15, 2011 other than Company Options approved or authorized by the Company’s Board of Directors on September 15, 2011 and set forth with such date on Section 3.2(c) of the Company Disclosure Schedule.

(e)           Other Securities.  Except as otherwise set forth in this Section 3.2, as of the date hereof there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting debt or other voting securities of the Company or its subsidiaries, or obligating the Company or its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking.  All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of the Subsidiary have been issued and granted in compliance in all material respects with all applicable securities laws and all other applicable Legal Requirements.  There are not any outstanding Contracts of the Company or any of its subsidiaries that require the Company or its subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or of the Subsidiary or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, the Subsidiary.  Neither the Company nor the Subsidiary is party to any voting agreement, irrevocable proxy, voting trust, rights plan or anti-takeover plan with respect to shares of the capital stock of, or other equity or voting interests in, the Company or the Subsidiary and, to the Knowledge of the Company, there are no voting agreements, irrevocable proxies, voting trusts, rights plans or anti-takeover plans among any holders of its securities, with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or the Subsidiary. There is no Contract or other agreement between the Company and any holder of its securities, or, to the Knowledge of the Company, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) or registration under the Securities Act of 1933, as amended, of the Company Capital Stock.

3.3          Authority; Non-Contravention; Necessary Consents.

(a)           Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the approval and adoption of this Agreement and the Merger by the Company’s stockholders, to consummate the transactions contemplated hereby and perform its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the Merger by the Company’s stockholders and the filing of the Articles of Merger pursuant to the NRS.  The affirmative vote or consent of (i) a majority of the issued and outstanding shares of Company Common Stock and Company Series A Stock (on an as-converted to Company Common Stock basis), voting together as a single class and (ii) a majority of the issued and outstanding shares of Company Series A Stock, voting as a separate class to adopt this Agreement are the only votes or consents of the holders of any class or series of the Company Capital Stock necessary to adopt and approve this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby (the “Required Stockholder Approval”).  This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(b)           Non—Contravention.  The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) violate the Company Charter Documents or the Subsidiary Charter Documents, (ii) subject to obtaining the Required Stockholder Approval and compliance with the requirements set forth in Section 3.3(c), violate any Legal Requirement applicable to the Company or the Subsidiary or by which the Company or the Subsidiary or any of their respective properties is bound, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any Person under, or give to others any rights of termination, amendment, acceleration (except, in the case of acceleration, as expressly contemplated by the terms of this Agreement) or cancellation of or under any Company Material Contract, Affiliate Contract, Lease or Company Permit or (iv) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the properties or assets of the Company or the Subsidiary except, in each case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Subsidiary taken as a whole or adversely affect or materially delay the Company’s or the Subsidiary’s ability to consummate the transactions contemplated hereby or satisfy their respective obligations hereunder.

(c)           Necessary Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission thereof or other governmental authority or instrumentality (each, a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and satisfaction of such other requirements of the comparable laws of other jurisdictions, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (iv) such other consents, authorizations, filings, approvals and registrations set forth in Section 3.3(c) of the Company Disclosure Letter and (v) such consents, authorizations, filings, approvals and registrations, which if not obtained or made would not individually or in the aggregate, give rise to any material liability, commitment or obligation, whether absolute or contingent, to the Company and the Subsidiary taken as a whole.

3.4          Financial Statements.

(a)           Financial Statements.  Section 3.4 of the Company Disclosure Letter sets forth the consolidated unaudited balance sheet, income statement, statement of cash flows and statement of stockholders’ equity of the Company and its consolidated subsidiaries as of, and for the nine month period ended, September 30, 2011 (the “Unaudited Financial Statements”), and the consolidated audited balance sheet, income statement, statement of cash flows and statement of stockholders’ equity of the Company and its consolidated subsidiaries, as of and for the years ended, December 31, 2010, December 31, 2009 and  December 31, 2008 (collectively, the “Audited Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that the Unaudited Financial Statements do not have notes thereto) applied on a consistent basis throughout the periods indicated.  The Financial Statements present fairly the financial condition, cash flows and operating results of the Company and its consolidated subsidiaries as of the dates, and for the periods, indicated therein, subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments, which, individually and in the aggregate, would not be material, and are consistent with the books and records of the Company and the subsidiaries.  The Company maintains a standard system of accounting established and administered in accordance with GAAP.  The Company’s consolidated audited balance sheet as of December 31, 2010, is referred to as the “Company Balance Sheet.”

(b)           Off-Balance Sheet Liabilities.  Except for liabilities reflected in the Financial Statements (including the notes thereto), the Company does not have and has not had any off-balance sheet liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company.

(c)           Internal Controls.  Neither the Company, the Subsidiary nor the Company’s independent auditors, nor to the Company’s Knowledge, any current or former employee, consultant or director of the Company or the Subsidiary, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants directors of the Company or the Subsidiary, or any claim or allegation, regarding any of the Financial Statements.

(d)           Auditor Independence.  McGladrey & Pullen LLP, the independent auditor of the Company’s Audited Financial Statements, are independent certified public accountants with respect to the Company and the Subsidiary under Rule 101 of the AICPA’s Code of Professional Conduct and the rules and interpretations thereof.

3.5          Undisclosed Liabilities.  Neither the Company nor the Subsidiary has any liabilities which are, individually or in the aggregate, material to the Company and the Subsidiary taken as a whole, except for (i) liabilities shown or reserved against on the Company Balance Sheet, (ii) liabilities which have arisen since the date of the Company Balance Sheet in the ordinary course of business, (iii) liabilities arising out of Company Material Contracts or other Contracts entered into in the ordinary course of business consistent with past practice and other liabilities incurred in the ordinary course of business that are not required by GAAP to be reflected on a balance sheet, (iv) liabilities incurred in connection with this Agreement or the transactions contemplated hereby, (v) liabilities incurred in connection with actions expressly contemplated by Section 5.1(b) of the Company Disclosure Letter or (vi) liabilities expressly taken into account in the calculation of the Merger Consideration.

3.6          Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet and through the date hereof, the Company and its subsidiaries have operated their business in the ordinary course of business consistent with past practice and (a) there has not been a Company Material Adverse Effect and (b) there has not been: (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or the Subsidiary’s capital stock, (ii) any purchase, redemption or other acquisition by the Company or the Subsidiary of any of the Company’s capital stock or any other securities of the Company or the Subsidiary or any options, warrants, calls or rights to acquire any such shares or other securities, except for repurchases from employees, directors or consultants following their termination pursuant to the terms of their stock option or purchase agreements or similar agreements, (iii) any split, combination or reclassification of any of the Company’s or the Subsidiary’s capital stock, (iv) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (v) any material revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business, (vi) the adoption of any new severance, retention, change in control, or deal bonus plan, agreement, or arrangement or amendment or modification or alteration in any respect of any such plan, agreement or arrangement, (vii) any modifications, amendments or changes to the Company Charter Documents, or (viii) any acquisition or agreement to acquire by merging or consolidating with, or by purchasing any material equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material to the Company Business.

3.7          Taxes.

(a)           Definitions.  For the purposes of this Agreement, (i) the term “Tax” or, collectively, “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes and other like governmental charges, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, escheat, customs duties and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) the term “Tax Return” or, collectively, “Tax Returns” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, and including, for the avoidance of doubt, U.S. Department of the Treasury Form TD F 90-22.1.

(b)           Tax Returns and Audits.

(i)            The Company and the Subsidiary have prepared and timely filed all material U.S. federal, state, local and non-U.S. Tax Returns required to be filed relating to any and all material Taxes concerning or attributable to the Company, the Subsidiary or their respective operations, and such Tax Returns have been completed in accordance with applicable law in all material respects.

(ii)           The Company and the Subsidiary have timely paid all material Taxes required to be paid and have timely withheld and paid over to the appropriate Governmental Entity all material Taxes required to be withheld and paid over.  No income tax or employment tax withholding has been required with respect to the exercise of any Company Option.

(iii)          The Company has delivered or made available to Parent complete and correct copies of all Tax Returns of the Company and the Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired.

(iv)          Neither the Company nor the Subsidiary has (a) executed any outstanding waiver of any statute of limitations with respect to, or outstanding extension of the period for the assessment or collection of, any Tax (b) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (c) executed or filed any power of attorney with any taxing authority, which is still in effect.

(v)           No audit or other examination of any Tax Return of the Company or the Subsidiary is presently in progress, nor has the Company or the Subsidiary been notified in writing of any request for such an audit or other examination.  No claim has been made in writing by any Governmental Entity that the Company or the Subsidiary is subject to Tax in a jurisdiction in which it does not file Tax Returns.

(vi)          Neither the Company nor the Subsidiary has any material liabilities for unpaid Taxes which have not been accrued or reserved on the Company’s unaudited consolidated balance sheet as of September 30, 2011 in accordance with GAAP, and neither the Company nor the Subsidiary has incurred any material liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

(vii)         There are no material Liens on the assets of the Company or the Subsidiary relating to or attributable to Taxes other than Permitted Liens.

(viii)        The Company is not, nor has been at any relevant time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix)           Neither the Company nor the Subsidiary (a) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) owes any amount under any Tax sharing, indemnification or allocation agreement, or (c) has any liability for the Taxes of any Person (other than Company or the Subsidiary) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise (other than real property leases and equipment leases pursuant to which the Company or the Subsidiary is obligated to pay all or a portion of the property taxes with respect to the leased property (including common areas, if any) and/or sales or use tax measured either by the acquisition cost of the leased property or measured by the rental payments).

(x)            Neither the Company nor the Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xi)           Neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (a) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or any corresponding provision of foreign, state or local law), (b) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign law), (c) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (d) installment sale or open transaction disposition made on or prior to the Closing Date, (e) prepaid amount received on or prior to the Closing Date, or (f) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(xii)          Neither the Company nor the Subsidiary has or has had a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(xiii)         Neither the Company nor the Subsidiary has engaged in a “listed transaction” under Treas. Reg. § 1.6011-4(b)(2).

3.8          Intellectual Property Rights.

(a)           Company Registered Intellectual Property Rights.  Section 3.8(a) of the Company Disclosure Letter sets forth all Company Registered Intellectual Property Rights and Domain Names, and, as applicable, with respect to each item of Company Registered Intellectual Property Rights and Domain Names, the jurisdiction in which it has been issued, filed, or recorded, the filing or registration number, title, and date of filing or registration, and, with respect to each item of Company Registered Intellectual Property the name of the applicant, registrant or registered owner.  All fees and documents necessary to, as applicable, prosecute and maintain each item of Company Registered Intellectual Property Rights and each Domain Name have been paid or filed with the relevant Governmental Entities or domain name registrar.  No action has been brought against the Company or Subsidiary and, to the Knowledge of the Company, no action has been threatened, challenging Company’s or Subsidiary’s ownership, or the enforceability, of any item of Company Registered Intellectual Property Rights.  To the Knowledge of the Company, each item of Company Registered Intellectual Property Rights (other than applications) is valid, subsisting and enforceable as of the date of this Agreement, and, to the Knowledge of the Company, each Domain Name registration is valid and subsisting as of the date of this Agreement.

(b)           Ownership.  The Company and the Subsidiary are the sole owners of the Company Owned Intellectual Property, free and clear of Liens.  Neither the Company nor the Subsidiary has received a written notice that a third party claims to own any Company Owned Intellectual Property.  The Company and the Subsidiary exercise reasonable business judgment in the enforcement of quality control measures regarding the Company Owned Intellectual Property and Company Exclusively Licensed Intellectual Property that are Trademarks that have been licensed by the Company to third parties.

(c)           Infringement by Company.  The conduct of the Company Business does not infringe, misappropriate, or otherwise violate the Intellectual Property Rights of a third party, except where such infringement, misappropriation, or violation would not reasonably be expected to be material to the Company and the Subsidiary, taken as a whole.  Neither the Company nor the Subsidiary has received written notice of a claim that the conduct of the Company Business infringes, misappropriates, or otherwise violates the Intellectual Property Rights of a third party.

(d)           Infringement of Company Intellectual Property Rights.  To the Knowledge of the Company, no third party is infringing, misappropriating, or otherwise violating the Intellectual Property Rights included in the Company Owned Intellectual Property or Company Exclusively Licensed Intellectual Property.  No action has been brought by the Company or the Subsidiary against any Person alleging infringement or misappropriation of any Company Owned Intellectual Property or Company Exclusively Licensed Intellectual Property that are Intellectual Property Rights.

(e)           Proprietary Information.  The Company and the Subsidiary takes reasonable steps to maintain the secrecy of trade secrets and other confidential information of the Company. The Company and the Subsidiary have complied in all material respects with all applicable contractual requirements pertaining to information privacy and security with respect to the conduct of the Company Business.  To the Knowledge of the Company, there has been no (i) unauthorized disclosure of any material third party proprietary or confidential information in the possession, custody or control of the Company or the Subsidiary, or (ii) material breach of the Company’s or the Subsidiary’s security or information privacy procedures with respect to any Company Owned Intellectual Property.  Except as specifically disclosed in Section 3.8(e) of the Company Disclosure Letter,  each current or former employee of the Company or the Subsidiary involved in the development of Technology material to the Company Business, and each current or former independent contractor involved in the development of Technology material to the Company Business for the Company or the Subsidiary has executed a valid and binding written agreement (y) expressly assigning to the Company or the Subsidiary all right, title and interest in any Technology invented, created, developed, authored, conceived or reduced to practice during the term of such employee’s employment or such independent contractor’s or entity’s work for the Company or the Subsidiary with respect to the Company Business, and all Intellectual Property Rights therein, and (z) protecting the confidential information of the Company and the Subsidiary.

(f)            Government Funding.  The Company and the Subsidiary have neither sought, applied for nor received any support, funding, resources or assistance from any Governmental Entity or quasi-governmental agency or funding source in connection with the development, design, testing, modification, manufacture, use, sale, reproduction, marketing, distribution, support or maintenance of any of the products or services in the Company Business, except for non-exclusive Contracts with Governmental Entities as customers of the Company Business, which Contracts were entered into in the ordinary course of the business of the Company and the Subsidiary. Except as set forth in Section 3.8(f) of the Company Disclosure Letter, no Governmental Entity has received any rights described in the Bayh-Dole Act or any ownership of or licenses under any Company Intellectual Property, other than the non-exclusive license to use the specific reports or Software provided by the Company or the Subsidiary as part of the Company Business.

(g)           Company IP Contracts.

(i)            Section 3.8(g)(i) of the Company Disclosure Letter lists all Contracts currently in effect to which the Company or the Subsidiary is a party under which the Company or the Subsidiary has granted a license of or other rights under, or covenanted not to assert any right with respect to, any Company Owned Intellectual Property or Company Exclusively Licensed Intellectual Property to any third party (other than Contracts entered into in the ordinary course of the business of the Company and the Subsidiary, including confidentiality and nondisclosure agreements) (“Outbound Licenses”).  Except as set forth in Section 3.8(g)(i) of the Company Disclosure Letter, neither Company nor the Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property Right to any Person.  Except as described in Section 3.8(g)(i) of the Company Disclosure Letter, neither the Company nor the Subsidiary has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property Rights with respect to any products or services offered in the Company Business or with respect to any third party Intellectual Property Rights (other than Contracts entered into in the ordinary course of the business of the Company and the Subsidiary.

(ii)           Section 3.8(g)(ii) of the Company Disclosure Letter lists all Contracts currently in effect to which the Company or the Subsidiary is a party under which any third party has granted to the Company or the Subsidiary any license to Intellectual Property Rights or Technology material to the operation of the business of Company or the Subsidiary (other than nonexclusive Contracts for commercially-available Technology entered in to in the ordinary course of the business of the Company and the Subsidiary (“Inbound Licenses”).

(iii)          The consummation of the Merger will not result in a breach or other violation of any Company IP Contract that would allow any other Person thereto to modify, cancel, terminate or otherwise suspend the operation thereof.

(h)           Effect of Transaction.  Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the Company’s and the Subsidiary’s rights under the Company Intellectual Property and all Company IP Contracts (including the right to receive royalties, if applicable), to the same extent the Company or the Subsidiary would have been able to had the Merger not occurred and without being required to pay any material additional amounts or consideration other than fees, royalties or payments which the Company or the Subsidiary would otherwise be required to pay had the Merger not occurred, except where the inability of the Surviving Corporation to exercise such rights (i) would not reasonably be expected to be material to the Company and the Subsidiary, taken as a whole, or (ii) arises as a result of a Contract to which Parent or any subsidiary of Parent (other than, following the Closing, the Company and the Subsidiary) is a party.

(i)            Viruses.  To the Knowledge of the Company, the Software owned by the Company and distributed to customers of the Company Business do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code.

(j)            Source Code.  Neither the Company nor the Subsidiary has licensed, distributed or disclosed, and has no Knowledge of any distribution or disclosure by others (including its employees and contractors) of, the source code for any Software included in the products or services offered by the Company Business or contemplated to be offered by the Company Business (collectively, “Company Source Code”) to any third party, except pursuant to the agreements listed in Section 3.8(j) of the Company Disclosure Letter.  The Company and the Subsidiary have taken reasonable physical and electronic security measures designed to prevent disclosure of the Company Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of Company Source Code by Company, the Subsidiary, escrow agents or, to the Knowledge of the Company, any other Person to any third Person.

(k)           Open Source.  Except as specifically disclosed in Section 3.8(k) of the Company Disclosure Letter (including a description of the manner of use), neither the Company nor the Subsidiary have used Open Source Material in the development, design, testing, modification or manufacture of any of the

Software products or services  offered, or contemplated to be offered, by the Company Business in such a way that has resulted in, or will result in, any requirement that such Software products or services (or related documentation) be (i) disclosed or distributed to third parties in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge.

3.9          Compliance; Permits.

(a)           Compliance.

(i)            The Company and each of its subsidiaries are currently conducting and have conducted at all times since December 31, 2008, their businesses in compliance with all Legal Requirements applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective businesses or properties is bound, except for any failures to be in compliance that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole.  There is no material judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing the Company Business. Since December 31, 2008, none of the Company or any of its subsidiaries has received any written notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation. For purposes of clarity, this Section 3.9(a)(i) does not relate to Taxes (such items being the subject of specific representations and warranties set forth in Section 3.7), employee benefit plans (such items being the subject of specific representations and warranties set forth in Section 3.12), employment matters (such items being the subject of specific representations and warranties set forth in Section 3.13), environmental matters (such items being the subject of specific representations and warranties set forth in Section 3.16), or government contracts (such items being the subject of specific representations and warranties set forth in Section 3.23).

(ii)           None of the Company or any of its subsidiaries has submitted any claim for payment to any government healthcare program in violation of any laws relating to false claims or fraud, including the Federal False Claims Act, 31 U.S.C. § 3729, et seq., the Civil Monetary Penalties Act 32 U.S.C. § 1320a-7a, the Federal False Coding Statute, 42 U.S.C. § 1320a-7a, or any applicable foreign, federal, state or local false claims or fraud law.

(iii)          None of the Company or any of its subsidiaries has offered, paid or accepted any remuneration in violation of the federal health care anti-kickback law, 42 U.S.C. 1320a-7b, or any comparable state or foreign anti-kickback Laws.  None of the Company or any of its subsidiaries sales, pricing, discounting, rebate and marketing arrangements, including any consulting agreements or arrangements with healthcare professionals, conform and have at all times since December 31, 2008 conformed with all applicable anti-kickback safe harbors at 42 C.F.R. 1001.952.

(iv)          The collection, use, storage, transfer and disclosure by the Company and each of its subsidiaries of any personally identifiable information (“Information Practices”), and use by third parties having authorized access to the websites of the Company and each of its subsidiaries or other records, conforms, and at all times since December 31, 2008 has conformed, in all material respects to all Laws, including applicable provisions of HIPAA and all applicable standards set forth in any final regulations and orders promulgated under HIPAA, and all contractual commitments of the Company and its subsidiaries to its customers, the viewers of the websites of the Company and its subsidiaries, and third parties relating to such practices.  The Information Practices of the Company and its subsidiaries have been consistent in all material respects with all statements or representations made to customers, potential customers and third parties regarding such practices.  Without limiting the foregoing, the Company and its subsidiaries have taken all necessary and appropriate steps to comply with the regulations set forth at 45 C.F.R. Parts 160, 162, and 164 as promulgated by the U.S. Department of Health and Human Services, and has obtained all written authorizations or assurances, distributed all notices, created and maintained all policies and documentation and entered into and complied with all agreements as may be required under such regulations.  The Company has made available to Parent complete and accurate copies of the Company and its subsidiaries privacy notice, HIPAA compliance policies and all business associate agreements and/or data use agreements to which they are or have been a party.  None of the Company or any its subsidiaries has received any complaint or notice alleging or inquiring into any actual or suspected violation of HIPAA or other applicable health data regulation, and, to the Knowledge of the Company, there is no basis for any such complaint or notice.

(v)           None of the Company, any of its subsidiaries or any of its or their officers, directors, employees or agents acting on its or their behalf, has authorized, directed or participated in any act in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as applied to such officer, director, employee or agent.

(vi)          The Company and each of its subsidiaries has operated in compliance with all rules and regulations of the Medicare and Medicaid programs, including any guidance interpreting such rules and regulations and all other applicable Legal Requirements affecting contractors with federal or state healthcare programs, and all manuals and other interpretations thereof promulgated by federal or state healthcare program contracting agencies, as now in effect and applicable to the Company, including the Social Security Act; the Federal Acquisition Regulation (“FAR”); and the manuals and other pronouncements of CMS.

(b)           Permits.  The Company and the Subsidiary hold, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Entities (collectively, “Permits”) that are required to operate the Company Business taken as a whole, except for those Permits that, individually or in the aggregate, would not reasonably be expected to be material to the operation of the Company Business, taken as a whole. As of the date hereof, no suspension or cancellation of any of the Permits held by the Company or the Subsidiary is pending or, to the Knowledge of the Company, threatened.  The Company and the Subsidiary are in compliance in all material respects with the terms of the Permits held by the Company or the Subsidiary.

3.10        Litigation.  As of the date of this Agreement, there are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or the Subsidiary, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which, if determined adversely to the Company or the Subsidiary, would reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to result in liability material to the Company and the Subsidiary, taken as a whole.  To the Knowledge of the Company, as of the date of this Agreement, there is no investigation pending or threatened against the Company or the Subsidiary before any Governmental Entity.

3.11        Brokers’ and Finders’ Fees; Consulting Fees and Expenses.  Except for fees payable to Morgan Stanley & Co. LLC pursuant to the letter agreement dated June 20, 2011, and to Redhills Ventures, LLC pursuant to an arrangement approved by the Board of Directors of the Company, neither the Company nor Subsidiary has incurred, nor will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

3.12        Employee Benefit Plans.

(a)           Schedule.  Section 3.12(a) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each material Company Employee Plan and each Employee Agreement other than Employee Agreements that are terminable by the Company or such subsidiary on no more than thirty (30) days’ notice without material liability or financial obligation to the Company or the subsidiary and other than those offer letters that do not materially differ from the Company’s form offer letter (“Standard Agreements”).  Neither the Company nor any ERISA Affiliate has any commitment to establish any new Company Employee Plan, to materially modify any Company Employee Plan (except to the extent required by applicable Legal Requirements or to conform any such Company Employee Plan to any Legal Requirements or as required by this Agreement) or Employee Agreement, or to adopt or enter into any Company Employee Plan and Employee Agreement other than under Standard Agreements.

(b)           Documents.  The Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan other than Standard Agreements; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters; and (vii) the three (3) most recent plan years discrimination tests for each Company Employee Plan for which such test is required.

(c)           Benefit Plan Compliance.  In all material respects, each Company Employee Plan and Employee Agreement has been established and maintained in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA or the Code.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination.  For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, to the Company’s Knowledge, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that would reasonably be expected to result in liability for the Company or the Subsidiary either directly or as indemnitor.  There are no current actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.  No Company Employee Plans or Employee Agreements are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity (including the IRS and the Department of Labor).  No voluntary or required corrections procedures are in progress, under internal or governmental review, or contemplated, and no corrections procedures have been filed with any Governmental Entity since December 31, 2008.  Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(d)           No Pension or Welfare Plans.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in ERISA or the Code; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.  No Company Employee Plan provides health benefits that are not fully insured through an insurance contract, and each such insured plan is grandfathered under the Patient Protection and Affordable Care Act.

(e)           Contributions and Funding.  Either the Company or the Subsidiary has paid all amounts it is required to pay as contributions to the Company Employee Plans as of the date of this Agreement; all benefits accrued under any unfunded Company Employee Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of September 30, 2011; the assets of each Company Employee Plan that is funded are reported at their fair market value on the books and records of such Company Employee Plan.

(f)            Terminability.  To the Knowledge of the Company, each Company Employee Plan is amendable and terminable unilaterally and with no further expense by the Company (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Employee Plan, Employee Agreement, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such plans, agreements, or arrangements. To the Knowledge of the Company, the investment vehicles used to fund the Company Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

(g)           No Post-Employment Obligations or Tax Obligations.  No Company Employee Plan or Employee Agreement (i) provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other similar Legal Requirements or (ii) promises or provides any tax gross ups or tax indemnification, whether under Sections 280G or 409A of the Code or otherwise.

(h)           409A; Loans; Insurance.  Each Company Employee Plan or Employee Agreement that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in compliance with then applicable guidance under Section 409A of the Code and since January 1, 2009 each such plan or agreement has been documented in compliance in all material respects with then applicable guidance under Section 409A of the Code.  No stock option or stock appreciation right granted by the Company has an exercise or measurement price that is less than the fair market value of the underlying stock as of the date such option or right was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.  There are no loans or extensions of credit between the Company and any their employees or independent contractors (other than customary advances in connection with ordinary, nontaxable, reimbursable business expenses).  There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any employee of the Company as to which the Company has any obligation, liability, claim, or asset.

(i)            Effect of Transaction.  The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events such as employment termination) constitute an event under any Company Employee Plan or Employee Agreement that will result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any individual.  No payment or benefit which will be made by the Company or the

Subsidiary to any “disqualified individual” will be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.  No stockholder, employee, officer or director of the Company has been promised or paid any bonus or incentive compensation related to the transactions contemplated hereby other than pursuant to promises or payments (including accelerated vesting) disclosed on Section 3.6 of the Company Disclosure Letter.

3.13        Employment Matters.

(a)           Section 3.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of (i) all Employees whose annual salary and target bonus for 2011 are projected to exceed $125,000; (ii) all officers and directors of the Company and the Subsidiary; and (iii) all employment agreements to which the Company or the Subsidiary is bound, other than offer letters with employees who are terminable at the will of the Company or the Subsidiary which are entered into in the ordinary course of business and consistent with past practice and other than agreements entered into on the forms disclosed in Section 3.13(a) of the Company Disclosure Letter entered into in the ordinary course of business.  The Company has made available to Parent prior to the date hereof the current annual compensation (and the portions thereof attributable to salary, bonus and other compensation respectively) of each individual described in the foregoing clauses (i) and (ii) of this Section 3.13(a) as of the date of this Agreement.  Any material accruals for incentive bonuses to employees of the Company for the current or prior fiscal year are accurately reflected on the Financial Statements.  The Company has made available to Parent prior to the date hereof the totals, for each employee for (x) accrued but unused paid time off as of September 30, 2011 and (y) accrued but unpaid bonuses or commissions as of September 30, 2011.

(b)           Neither  the Company nor the Subsidiary has breached or violated in any material respect any (i) Legal Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Legal Requirements respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, or (ii) employment agreement; and no claims, controversies, investigations, audits or suits are pending or, to the Knowledge of the Company, threatened, with respect to such Legal Requirements or agreements, either by private individuals or by Governmental Entities. All employees of the Company are employed on an at-will basis.  Each of the employees listed on Section 3.13(b) of the Company Disclosure Letter has signed an agreement that includes post-termination non-competition and non-solicitation provisions as summarized in Section 3.13(b) of the Company Disclosure Letter.  The Company makes no representations or warranties regarding the enforceability of any such non-compete or non-solicitation agreements entered into with its employees.

(c)           Neither the Company nor the Subsidiary is or has been, engaged in any unfair labor practice or the subject of any unfair labor practice complaint pending or, to the Knowledge of the Company, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers’ council.  None of the Company or the Subsidiary is or has been, a party to or bound by any collective bargaining agreement, trade union agreement, works council or employee representative agreement or information or consultation agreement of similar nature.  There have been no labor unions or other organizations representing or, to the Knowledge of the Company, purporting or attempting to represent any employee of the Company or the Subsidiary.   No strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any current employee of the Company or the Subsidiary is currently ongoing or, to the Knowledge of the Company, has been threatened since December 31, 2008.

(d)           All persons who have performed services for the Company or the Subsidiary, in the twelve months immediately preceding the date hereof, while classified as independent contractors have satisfied the requirements of Law to be so classified, and either Company or the Subsidiary has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so. To the Knowledge of the Company, there is no claim against the Company with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company’s Knowledge, threatened before any Governmental Entity by any current or former employees or independent contractors of the Company or the Subsidiary.

(e)           To the Knowledge of the Company, no employee of the Company or the Subsidiary (i) is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or the Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or the Subsidiary or to the use of trade secrets or proprietary information of others, or (ii) has given written notice to the Company that such employee or any other employee intends to terminate his or her employment with the Company or the Subsidiary.

(f)            Section 3.13(f) of the Company Disclosure Letter sets forth a true, correct and complete list of all employees of the Company or the Subsidiary who are not citizens or permanent residents of the United States, and indicates immigration status and the date work authorization is scheduled to expire.  All other persons employed by the Company or the Subsidiary in the United States are citizens or permanent residents.

(g)           Section 3.13(g) of the Company Disclosure Letter sets forth a true, correct and complete list (by fiscal quarter) of workers’ compensation claims of the Company or the Subsidiary since January 1, 2010.

3.14        Real Property.  Neither the Company nor the Subsidiary own any real property.  Section 3.14 of the Company Disclosure Letter sets forth a list of the real property currently leased, subleased or licensed by or from the Company or the Subsidiary (the “Leased Real Property”).  The Company and the Subsidiary have provided or otherwise made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the Leased Real Property, including all amendments, terminations and modifications thereof (the “Leases”).  Each Lease is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.  There is not, under any of the Leases, any material breach or default by the Company or the Subsidiary, nor, to the Knowledge of the Company, by and other party thereto and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or the Subsidiary or, to the Knowledge of the Company, any other party under such Lease.  To the Knowledge of the Company, there are no other parties occupying, or with a right to occupy, the Leased Real Property other than the Company or the Subsidiary.  To the Knowledge of the Company, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto, except for Permitted Liens.

3.15        Assets.  With respect to the material machinery, equipment, furniture, fixtures and other tangible property and assets purported to be owned, leased or used by the Company or the Subsidiary, the Company owns and has good title to, has a valid leasehold interest in or otherwise has a valid right to use such assets and to the extent such assets are owned, owns all such assets free and clear of all Liens, except Permitted Liens, and such assets are in operating condition (normal wear and tear excepted).  Each of the Company and the Subsidiary owns or leases or otherwise has a valid right to use all material assets sufficient for the conduct of its businesses as presently conducted and as presently proposed by the Company and the Subsidiary to be conducted.  For purposes of clarity, this Section 3.15 does not relate to real property or Intellectual Property Rights.

3.16        Environmental Matters.  Except as would not individually or in the aggregate reasonably be expected to be material to the Company and the Subsidiary, taken as a whole, (i) the Company and the Subsidiary have complied and are currently complying with all applicable Environmental Laws; (ii) the Company has not received any written notice of any claim or order alleging the Company’s violation of, or liability (x) under any Environmental Law which has not heretofore been cured or (y) related to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or the Subsidiary; and (iii) there is no action or proceeding pending against the Company alleging the Company’s failure to comply with Environmental Laws.

3.17        Contracts.

(a)           Material Contracts.  For purposes of this Agreement, “Company Material Contract” means any of the following Contracts to which the Company or the Subsidiary is a party or by which it is bound:

(i)            any Contract that limits or could reasonably be expected to have the effect of limiting or impairing the right of (1) the Company or any of its subsidiaries to engage in any line of business or (2) Parent or any subsidiary of Parent (other than, following the Closing, the Company and the Subsidiary) as a direct and immediate result of the Merger (other than any circumstances which may arise as a result of a transaction or series of transactions pursuant to which the Surviving Corporation is merged into, or consolidated with, Parent or any subsidiary of Parent or the assets of the Surviving Corporation are transferred or assigned to Parent or any subsidiary of Parent) to engage in any line of business;

(ii)           any Contract granting any third Person the right to market, sell or distribute Company Services or products exclusively in any territory or field;

(iii)          any Contract or commitment relating to the disposition or acquisition by the Company of assets or any interest in any business enterprises outside the ordinary course of business;

(iv)          any Company IP Contract;

(v)           any Contracts that contain “most favored nation” pricing provisions;

(vi)          any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness of the Company or the Subsidiary;

(vii)         any Contract with a Top Customer or Top Supplier;

(viii)        any Contract where the Company or the Subsidiary has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(ix)           any Contract concerning the establishment or operation of a partnership, joint venture or limited liability company;

(x)            any Contract (excluding Leases) which contains any provisions requiring the Company or the Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the ordinary course of business, and excluding contracts entered into in the ordinary course of business with officers, directors or employees); and

(xi)           any Contract which will result in Parent or any subsidiary of Parent (other than, following the Closing, the Company and the Subsidiary) granting to any third Person any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, Parent or any subsidiary of Parent (other than, following the Closing, the Company and the Subsidiary) as a direct and immediate result of  the Merger (other than any circumstances which may arise as a result of a transaction or series of transactions pursuant to which the Surviving Corporation is merged into, or consolidated with, Parent or any subsidiary of Parent or the assets of the Surviving Corporation are transferred or assigned to Parent or any subsidiary of Parent).

(b)           Schedule.  Section 3.17(a)(i) — (xi) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its subsidiaries is a party or is bound by as of the date of this Agreement except those Company Material Contracts listed under Section 3.12 of the Company Disclosure Letter.

(c)           No Breach.  All Company Material Contracts and all Affiliate Contracts (i) are legal, valid, binding and in full force and effect and are enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto except in each case (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought and (ii) will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.  The Company and the applicable subsidiaries have performed, in all material respects, all obligations required to be performed by it under each Company Material Contract, to the extent required to be performed.  None of the Company or any of its subsidiaries has received written notice of any breach or default under any Company Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute (x) a default under the provisions of, any Company Material Contract except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its subsidiaries taken as a whole, or, (y) to the Knowledge of the Company, any event or condition that, with notice or lapse of time or both would constitute such a default, violation or breach.

3.18        Insurance.  The Company maintains insurance of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and in a similar stage of development.  All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies.  The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy, except in accordance with the terms thereof.

3.19        Transactions with Affiliates.  Section 3.19 of the Company Disclosure Letter sets forth all contracts or arrangements between the Company or any of its subsidiaries, on the one hand, and any officer, director or holder of 5% or more of the Company’s Common Stock (on an as-converted basis) or more than 5% of the capital stock of any subsidiary of the Company (each a “Company Affiliate”), on the other hand (each, an “Affiliate Contract”).  To the Knowledge of the Company, no Company Affiliate (a) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than the Company or the Subsidiary) which is a material client, supplier, customer, lessor, lessee or competitor of Company or the Subsidiary (it being understood that ownership of five percent (5%) or less of the outstanding voting stock of a Person and ownership of $5,000,000 or less of debt in a publicly traded Person or $1,000,000 or less of debt in a privately held Person shall not be deemed to be a financial interest in such Person) or (b) owns any property right, tangible or intangible, which is used by a Company or the Subsidiary in the conduct of its business or has any other material commercial relationship with the Company or the Subsidiary (other than with respect to its ownership of securities of the Company or in its capacity as an officer, director or stockholder of the Company).

3.20        Customers and Vendors.  Section 3.20 of the Company Disclosure Letter sets forth a list of (a) each customer of the Business during the last full fiscal year and the interim period through September 30, 2011 that had aggregate annualized purchases from the Company and the Subsidiary of greater than $250,000 (the “Top Customers”) and (b) each supplier of the Company Business (i) during the last full fiscal year and the interim period through September 30, 2011 that had aggregate annualized sales to the Company and the Subsidiary of greater than $175,000 or (ii) that, to the Company’s Knowledge, is the sole source of any significant product or service (other than Software) used in the Company Business (the suppliers implicated by (i) and (ii), collectively, the “Top Suppliers”). No such customer or supplier has indicated in writing within the past year that it will stop, or decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the Company or the Subsidiary.

3.21        Accounts Receivable.  All accounts receivable reflected on the Company Balance Sheet (other than those paid since such date) are carried at values, after giving effect to any applicable reserves determined, in each case in accordance with GAAP consistently applied, are not, to the Knowledge of the Company, subject to any valid set off or counterclaim.  A complete and accurate list of the accounts receivable reflected on the Company’s unaudited consolidated balance sheet date September 30, 2011, showing the aging thereof, is included in Section 3.21 of the Company Disclosure Letter.  All accounts receivable of the Company and the Subsidiary that have arisen between September 30, 2011 and the date of this Agreement arose in the ordinary course of business and are not, to the Knowledge of the Company, subject to any valid set off or counterclaim.

3.22        Prepayments, Prebilled Invoices and Deposits.

(a)           Section 3.22(a) of the Company Disclosure Letter sets forth (i) all prepayments, prebilled invoices and deposits that have been received by the Company or the Subsidiary as of September 30, 2011 from customers for products to be shipped, or services to be performed, after September 30, 2011 (other than prepayments, prebilled invoices or deposits that do not exceed $50,000 in the aggregate from September 30, 2011 through the date of this Agreement, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced and (C) the products and/or services to be delivered.  All such prepayments, prebilled invoices and deposits are properly accrued for on the Company’s unaudited consolidated balance sheet dated September 30, 2011, and will be properly accrued for in the calculation of Net Working Capital, in accordance with GAAP applied on a consistent basis with the past practice of the Company and the Subsidiary.

(b)           Section 3.22(b) of the Company Disclosure Letter sets forth (i) all prepayments, prebilled invoices and deposits that have been made or paid by the Company or the Subsidiary as of the date of this Agreement for products to be purchased, services to be performed or other benefits to be received after the date hereof and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid and (C) the products and/or services to be delivered.  All such prepayments, prebilled invoices and deposits are properly accrued for on the Company’s unaudited consolidated balance sheet dated September 30, 2011, and will be properly accrued for in the calculation of Net Working Capital, in accordance with GAAP applied on a consistent basis with the past practice of the Company and the Subsidiary.

3.23        Government Contracts.

(a)           Neither the Company nor the Subsidiary has been suspended or debarred from bidding on Contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Knowledge of the Company, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company or Subsidiary (assuming that no such suspension or debarment will result solely from the identity of Parent or the nature of Parent’s business). Neither the Company nor the Subsidiary has been or is now being audited or investigated by any Governmental Entity; nor, to the Knowledge of the Company, has any such audit or investigation been threatened. To the Knowledge of the Company, there is no valid basis for (a) the suspension or debarment of the Company or the Subsidiary from bidding on Contracts or subcontracts with any Governmental Entity or (b) any claim (including any claim for return of funds to the government) pursuant to any such audit or investigation. Neither the Company nor the Subsidiary has any agreements, Contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

(b)           To the Knowledge of the Company, no basis exists for any of the following with respect to any of its Contracts or subcontracts with any Governmental Entity:  (i) a Termination for Default (as provided in 48 C.F.R. Ch.1 §52.249-8, 52.249-9 or similar sections) or (iii) a Stop Work Order (as provided in 48 C.F.R. Ch.1 §52.212-13 or similar sections).  Except as set forth in Schedule 3.23(b) to the Company Disclosure Letter, since December 31, 2010 through the date of this Agreement, no termination for convenience, termination for default, cure notice, stop work notice, show cause notice, or notice declining to exercise an option specified in a Contract with a Government Entity has been issued, or, to the knowledge of the Company, is threatened or expected with respect to any Contract with a Government Entity.

3.24        Anti-Takeover Laws Inapplicable.  The Company and the Board of Directors of the Company have taken all action reasonably necessary to render inapplicable to Parent, Merger Sub, the Company Capital Stock, this Agreement and the transactions contemplated hereby, including the Merger, any and all “fair price,” “moratorium,” “control share acquisition” and “business combination” of the State of Nevada applicable to the Company, including the “Acquisition of Controlling Interest” statutes set forth in NRS 78.378 through 78.3793, inclusive, and the “Combinations with Interested Stockholders” statutes set forth in NRS 78.411 through 78.444, inclusive (collectively, “Takeover Laws”), and no such Takeover Laws apply, to the Company Capital Stock, this Agreement or any of the transactions contemplated hereby, including the Merger.  No provision in the Company Charter Documents that purports to limit, restrict, delay or condition any business combination or similar transaction involving the Company, or the ability of any Person to acquire or vote any shares of the Company Capital Stock (collectively, “Takeover Provisions”) is applicable to the Company Capital Stock, this Agreement or any of the transactions contemplated hereby, including the Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company, on the date of this Agreement, that except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company concurrently herewith (the disclosures in which shall identify the section or subsection of this Agreement to which they apply but shall also qualify such other sections or subsections of this Agreement to the extent that it is reasonably apparent (with or without a specific cross-reference) on its face from a reading of the disclosure items that such disclosure is applicable to such other section or subsection) (the “Parent Disclosure Letter”):

4.1          Organization; Standing and Power; Charter Documents.  Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a material and adverse impact on the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

4.2          Merger Sub.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value, 100 of which shares are issued and outstanding.  Parent is the sole stockholder of Merger Sub and is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub.  Merger Sub was formed solely for the purposes of effecting the Merger and the other transactions contemplated hereby.  Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement.  All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

4.3          Authority; Non-Contravention; Necessary Consents.

(a)           Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Articles of Merger pursuant to Nevada Law.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes a valid and binding obligation of Parent, enforceable against Parent and Merger Sub in accordance with its terms except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(b)           Non—Contravention.  The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance of this Agreement by Parent will not: (i) violate the articles of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub or (ii) subject to compliance with the requirements set forth in Section 4.3(c), violate any material Legal Requirement applicable to Parent, Merger Sub or any of Parent’s other subsidiaries or by which Parent, Merger Sub or any of Parent’s other subsidiaries or any of their respective properties is bound; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Parent’s rights or materially alter the rights or obligations of any Person under, or give to others any rights of termination, material amendment, acceleration or cancellation of or under any material contract to which the Company or (iv) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the properties or assets of Parent except, in each case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to be, individually or in the aggregate, material to Parent or the Merger Sub taken as a whole or adversely affect or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby or satisfy their respective obligations hereunder.

(c)           Necessary Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii)  such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and satisfaction of such other requirements of the comparable laws of other jurisdictions, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (iv) such other consents, authorizations, filings, approvals and registrations set forth in Section 4.3(c) of the Parent Disclosure Letter and (v) such consents, authorizations, filings, approvals and registrations, which if not obtained or made would not adversely affect or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby or satisfy their respective obligations hereunder.

4.4          Compliance.  Neither Parent, Merger Sub nor any of Parent’s other subsidiaries is in violation of any Legal Requirement applicable to Parent, Merger Sub or any of Parent’s other subsidiaries or by which Parent, Merger Sub or any of Parent’s other subsidiaries or any of their respective businesses or properties is bound, except for those violations that, individually or in the aggregate, would not adversely affect or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby or satisfy their respective obligations hereunder.  No investigation or review by any Governmental Entity is pending or, to the Knowledge of Parent, has been threatened, against Parent, Merger Sub or any of Parent’s other subsidiaries in connection with this Agreement, the Merger or the other transactions contemplated hereby.  There is no material judgment, injunction, order or decree binding upon Parent, Merger Sub or any of Parent’s other its subsidiaries which has or would reasonably be expected to have the effect of adversely affecting or materially delaying Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby or satisfy their respective obligations hereunder.

4.5          Litigation.  As of the date hereof, there are no claims, suits, actions, proceedings or investigations pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of Parent’s other subsidiaries, before any by any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which, if determined adversely to Parent, Merger Sub or any of Parent’s other subsidiaries, would reasonably be expected, either singularly or in the aggregate with all such claims, suits, actions, proceedings or investigations to adversely affect or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby or satisfy their respective obligations hereunder.

4.6          Brokers’ and Finders’ Fees; Fees and Expenses.  Except for fees payable to Citi or its affiliates pursuant to the letter agreement dated October 21, 2011, none of the Parent, Merger Sub or any of Parent’s other subsidiaries has incurred, nor will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

4.7          Availability of Funds.

(a)           Parent has delivered to the Company a complete and correct copy of the fully executed commitment letter from Citi and has made available a redacted copy of the “flex provisions” of the related fee letter, each dated as of November 7, 2011 (collectively, the “Debt Commitment Letter”), pursuant to which Citi has committed, upon the terms and subject to the conditions set forth therein, to provide the debt financing described therein in connection with the transactions contemplated by this Agreement.  The Debt Commitment Letter has not been amended or modified prior to the date of this Agreement, as of the date of this Agreement no such amendment or modification is contemplated by Parent, and as of the date of this Agreement, to the Knowledge of Parent, the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. Parent has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date hereof, and Parent will pay when due all other commitment fees and other fees arising under the Debt Commitment Letter as and when they become due and payable thereunder.  As of the date hereof, the Debt Commitment Letter is in full force and effect and is the legal, valid and binding obligations of Parent and, to the Knowledge of Parent, Citi, enforceable against Parent and, to the Knowledge of Parent, Citi in accordance with its terms except, in each  of the foregoing cases (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or, to the Knowledge of Parent, Citi under the Debt Commitment Letter.

(b)           The consummation of the Debt Financing is subject to no conditions precedent other than those expressly set forth in the copy of the Debt Commitment Letter delivered to the Company.  As of the date hereof, Parent has no reason to believe that any of the conditions to the Debt Financing contemplated by the Debt Commitment Letter will not be satisfied.  The aggregate proceeds of the Debt Financing, together with any cash or cash equivalents held by Parent as of the Effective Time, will be sufficient to enable Parent to pay in cash all amounts required to be paid in connection with the Merger.

ARTICLE V
CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

5.1          Conduct of Business by the Company.

(a)           Ordinary Course.  During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and the Subsidiary shall, except as otherwise permitted or contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) carry on the Company Business in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable laws and regulations, (ii) pay its debts and Taxes when due and pay or perform other material obligations when due, and (iii) use Reasonable Best Efforts to preserve intact its present business organization and the commercial relationships with Persons with whom it does business.

(b)           Required Consent.  In addition, without limiting the generality of Section 5.1(a), except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.1(b) of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its subsidiaries to do any of the following:

(i)            cause, permit or propose any amendments to the Company Charter Documents, the Subsidiary’s Charter Documents or the charter and governing documents of any of its other subsidiaries;

(ii)           adopt a plan of complete or partial liquidation or dissolution, or commence or agree to commence any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of the Company or the Subsidiary;

(iii)          declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than (i) any such transaction by the Subsidiary in the ordinary course of business consistent with past practice provided that it remains a wholly-owned subsidiary of the Company after consummation of such transaction and (ii) any issuances of Company Capital Stock permitted by clause (v) of this Section 5.1(b);

(iv)          purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of the Subsidiary, except repurchases of shares in connection with the termination of the service relationship with any employee, director or consultant pursuant to stock option or purchase agreements or similar agreements in effect on the date hereof;

(v)           issue, deliver, sell, authorize, pledge or otherwise encumber any shares of Company Capital Stock, or any securities convertible into shares of Company Capital Stock, or subscriptions, rights, warrants or options to acquire any shares of Company Capital Stock or any securities convertible into shares of Company Capital Stock, or enter into other agreements or commitments of any character obligating the Company or the Subsidiary to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options; (B) issuances of Company Common Stock upon conversion of the Company Series A Stock, (C) issuances of Company Capital Stock upon the exercise, exchange or conversion of any securities outstanding on the date of this Agreement which by their terms are convertible into, exercisable or exchangeable for Company Capital Stock or (D) deliveries of Certificates on behalf of the holders of Company Capital Stock that are currently held by the Company;

(vi)          acquire or agree to acquire by merging or consolidating with, or by purchasing any material equity or voting interest in or a material portion of the assets of any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material to the Company Business other than in the ordinary course consistent with past practice;

(vii)         sell, lease, license, mortgage, pledge, encumber or otherwise dispose of or subject to any Lien (other than Permitted Liens) any properties or assets of the Company (including, for the avoidance of doubt, any Company Intellectual Property) except (A) the sale, lease or disposition (other than through licensing) of property or assets in the ordinary course of business consistent with past practice or (B) the licensing of Company Intellectual Property Rights in the ordinary course of business consistent with past practice;

(viii)        make any material loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by the Company or a wholly-owned subsidiary of the Company to or in it or any wholly-owned subsidiary of the Company, or (B) employee advances made in the ordinary course of business that do not exceed $3,000 per employee;

(ix)           except as required by GAAP, make any material change in its methods or principles of accounting;

(x)            make any Tax election or Tax accounting method change that would adversely affect in any material respect the Tax liability of the Company or the Subsidiary (except as required by applicable Legal Requirements), settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to any material Tax;

(xi)           transfer or grant any exclusive license to any material Company Intellectual Property Rights;

(xii)          enter into or renew any Contracts containing any material non-competition, exclusivity or other similar material restrictions on the Company or the Company Business;

(xiii)         other than as may be required by applicable Legal Requirements, (A) adopt, amend, or terminate any Company Employee Plan or Employee Agreement, or enter into any Employee Agreement or collective bargaining agreement other than the entry into Employee Agreements with new employees or officers hired in compliance with clause (C) of this Section 5.1(b)(xiii) pursuant to a Standard Agreement, or increase the compensation or benefits of, or promise any bonus to, any director, officer, employee or consultant or materially modify their terms of employment or engagement other than those increases or modifications in the ordinary course of business consistent with past practice, (B)  amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (C) except in the ordinary course of business consistent with past practice pay any bonus or other benefit to its directors, officers or employees or hire any new officers or any new employees, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, other equity awards, performance units or remove any existing restrictions in any benefit plans or agreements or awards made thereunder, or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan or Employee Agreement;

(xiv)        amend, modify or terminate any Company Material Contract, Affiliate Contract, Lease or Company Permit, except (A) in the ordinary course of business consistent with past practice, (B) for the termination of any Company Material Contract at the conclusion of its term, or (C) for the termination of any Company Material Contract upon notice of termination from the counterparty to the Company Material Contract that is the subject of such notice of termination;

(xv)         create, incur or assume any indebtedness for borrowed money or any other Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or the Subsidiary, guarantee any debt securities or other obligations of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it), other than, in each case, (A) in connection with the financing of ordinary course trade payables or (B) capital leases of $100,000 or less;

(xvi)        discharge or satisfy any Lien or pay any obligation or liability other than (A) the repayment or prepayment of the Company Closing Debt, (B) payments of obligations or liabilities when due, and (C) payments that are otherwise in the ordinary course of business consistent with past practice;

(xvii)       cancel or waive any Indebtedness owed to the Company or the Subsidiary;

(xviii)      change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter its organizational or management structure;

(xix)         make or commit to make any capital expenditure in excess of $25,000 per item or $75,000 in the aggregate;

(xx)          commence or settle a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence or settle a suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Parent prior to the filing of such a suit or entering into such a settlement), or (C) in connection with this Agreement and the transactions contemplated hereby;

(xxi)         make any material change in the pricing of the products or services of the Company or the Subsidiary or in the manner in which the Company or the Subsidiary extend discounts, credits or warranties to customers or otherwise deal with customers;

(xxii)        make any deferral of the payment of any accounts payable other than in the ordinary course of business consistent with past practice (other than in the case of accounts payable disputed in good faith, after notice to Parent), or give any discount, accommodation or other concession other than in the ordinary course of business, in order to accelerate or induce the collection of any outstanding receivable;

(xxiii)       make any material revaluation of any of the assets of the Company or the Subsidiary, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(xxiv)       fail to take any action reasonably necessary to preserve the validity of any Company Intellectual Property or Permit that in each case is material to the Company Business; or

(xxv)        enter into an agreement or authorize any Person, on behalf of the Company or the Subsidiary, to take any of the actions described in the foregoing clauses (i) through (xxiv).

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1          Acquisition Proposals.

(a)           No Solicitation by Company.

(i)            From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, (x) the Company agrees that neither it nor any of its subsidiaries shall, and that it shall not authorize or encourage its or any of its subsidiary’s officers, directors, employees, stockholders, agents and representatives (including any investment banker, attorney or accountant retained by it or the Subsidiary) (collectively, the “Company Representatives”) to directly or indirectly: (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal; (B) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal; (C) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (D) approve, endorse or recommend any Acquisition Proposal;, (E) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating any Acquisition Proposal or transaction contemplated thereby or (F) take any action to make the provisions of any Takeover Law inapplicable to any transactions contemplated by any Acquisition Proposal or to exempt any Person from the restrictions contained in any Takeover Law.  The Company and the Subsidiary will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.  For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent) relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues or net income of the Company and the Subsidiary, in each case taken as a whole, or 25% or more of the aggregate equity interests of the Company or the Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the aggregate equity interests of the Company or the Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of 25% or more of the aggregate equity interests or assets of the Company or the Subsidiary, in each case, other than the transactions contemplated by this Agreement.

(ii)           Recommendation.  The Company’s Board of Directors shall unanimously recommend that the Company’s stockholders vote in favor of the approval of the Merger and approval of this Agreement pursuant to a written consent of the Company Stockholders (the “Board Recommendation”).  Any information statement or other disclosure document distributed to the Company’s shareholders in connection with this transaction shall include the Board Recommendation.  Subject to Nevada Law, neither the Company’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the Board Recommendation, or adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

(iii)          Notification of Unsolicited Acquisition Proposals.  As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry by the Company or the Subsidiary which the Company reasonably believes would lead to an Acquisition Proposal, in each case, after the date hereof, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(b)           No Solicitation by Parent.

(i)            From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Parent agrees, that neither it nor any of its subsidiaries shall, and that it shall not authorize or encourage its or its subsidiaries officers, directors, employees, stockholders, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) to directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for any Competitor Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to or request from any Person any nonpublic information with respect to, any Competitor Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Competitor Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Competitor Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating any Competitor Acquisition Proposal or transaction contemplated thereby.  Parent and its direct and indirect subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Competitor Acquisition Proposal.

For purposes of this Agreement, “Competitor Acquisition Proposal” means any inquiry, proposal or offer relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues or net income of any Competitor or any of its direct or indirect subsidiaries, in each case taken as a whole, or 25% or more of the aggregate equity interests of a Competitor or any of its direct or indirect subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the aggregate equity interests of a Competitor or any of its direct or indirect subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of 25% or more of the aggregate equity interests or assets of a Competitor or any of its direct or indirect subsidiaries.  For purposes of this Agreement, “Competitor” means any Person (other than the Company and the Subsidiary) engaged in the healthcare claims integrity business, comprising the identification of fraud, waste, abuse, errors and improper payments and recoupment solutions.  Notwithstanding anything to the contrary contained herein, the restrictions contained in this Section 6.1(b)(i) shall not apply with respect to any Competitor Acquisition Proposal so long as any actions taken by Parent, any of its subsidiaries or any of their respective officers, directors, employees, stockholders, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) with respect thereto would not or would not reasonably be expected to adversely affect Parent or Merger Sub’s ability to consummate, or adversely delay the consummation of, the Merger and the other transactions contemplated by this Agreement.

(ii)           Notification of Unsolicited Acquisition Proposals.  As promptly as practicable after receipt of any request to submit a Competitor Acquisition Proposal or any inquiry which it reasonably believes is related to a Competitor Acquisition Proposal, in each case, after the date hereof, Parent shall provide the Company with oral and written notice of such request or inquiry, and the identity of the Person or group making any such request or inquiry.  Notwithstanding anything to the contrary contained herein, the provisions contained in this Section 6.1(b)(i) shall not apply with respect to any Competitor Acquisition Proposal so long as any actions taken by Parent, any of its subsidiaries or any of their respective officers, directors, employees, stockholders, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) with respect thereto would not or would not reasonably be expected to adversely affect Parent or Merger Sub’s ability to consummate, or adversely delay the consummation of, the Merger and the other transactions contemplated by this Agreement.

6.2          Stockholder Approval.  As promptly as reasonably practicable following the execution of this Agreement, and in any event within one (1) calendar day after the execution of this Agreement, the Company shall use its Reasonable Best Efforts to secure and cause to be filed with the Company consents from Company Stockholders necessary to obtain the Required Stockholder Approval and the Required Series A Conversion Approval.  The written consent shall also include provisions whereby Company Stockholders agree to (i) the escrow provisions contained in ARTICLE VIII, (ii) authorize the Securityholders’ Representative to act on such holder’s behalf pursuant to ARTICLE VIII and (iii) be bound by the actions of the Securityholders’ Representative under this Agreement.  As promptly as reasonably practicable following the receipt of the Required Stockholder Approval, the Company shall deliver to Parent a certificate executed on behalf of the Company by its Secretary certifying that the Required Stockholder Approval has been obtained.  The Company shall also send a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the Company and its stockholders and that dissenters’ rights are available for their Company Capital Stock pursuant to NRS 92A.300 through 92A.500, inclusive (which notice shall include a copy of such statutes and otherwise comply with NRS 92A.300 through 92A.500, inclusive, including NRS 92A.430), and shall promptly inform the Parent of the date on which such notice was sent.

6.3          Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a)           Confidentiality.  The parties acknowledge that the Company and Parent have previously executed a nondisclosure agreement dated July 6, 2011, as amended on October 4, 2011 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold any Proprietary Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b)           Access to Information.  From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel to obtain all information concerning the Company Business, including the status of development efforts related to the Company Services, properties, results of operations and personnel, in each case solely for purposes of this Agreement, as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent (i) that any Legal Requirements applicable to the Company or the Subsidiary requires the Company or the Subsidiary to restrict or prohibit access to any such properties or information, (ii) that such access would be in breach of any confidentiality obligation, commitment or provision by which the Company or the Subsidiary is bound, which confidentiality obligation, commitment or provision shall be disclosed to Parent unless the disclosure of such obligation, commitment or provision would be a breach of an obligation or commitment to a third Person or (iii) reasonably required to preserve any applicable attorney-client privilege.  In addition, any information obtained from the Company or the Subsidiary pursuant to the access contemplated by this Section 6.3(b) shall be subject to the Confidentiality Agreement.  Any access to any of the Company’s facilities, including the Leased Real Property, shall be subject to the Company’s reasonable security measures and insurance requirements and the terms, conditions and restrictions of the applicable Lease (in the case of the Leased Real Property), and shall not include the right to perform any invasive testing or Phase II environmental site assessment.

(c)           No Modification of Representations and Warranties or Covenants.  No information or knowledge obtained in any investigation or notification pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

6.4          Public Disclosure.  Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, except as may be required by law or any listing agreement with any applicable national or regional securities exchange or market.  The Company will not issue any such press release or make any such public statement without the prior written consent of Parent except as may be required by law.

6.5          Regulatory Filings; Reasonable Best Efforts.

(a)           Regulatory Filings.  Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use its Reasonable Best Efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements applicable to this Agreement and the transactions contemplated hereby, including the Merger.  Each of Parent, Merger Sub and the Company shall as promptly as is reasonably practicable after the date hereof make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation, (i) within three (3) business days of the date hereof, Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) as required by the HSR Act, (ii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction and (iii) any filings required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger.  Each of Parent and the Company has caused or will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.5(a) to comply in all material respects with all applicable Legal Requirements.

(b)           Exchange of Information.  Parent, Merger Sub and the Company each shall work together and promptly supply the other with any information which may be required and reasonable assistance as the other may request in order to effectuate any filings or applications pursuant to Section 6.5(a).  Except where prohibited by applicable Legal Requirements relating to the exchange of information, and subject to the Confidentiality Agreement, each of the Company and Parent shall (i) consult with the other prior to taking a position with respect to any such filing, (ii) permit the other to review and discuss in advance, and consider in good faith, the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), (iii) coordinate with the other in preparing and exchanging such information and (iv) promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby.  It is acknowledged and agreed that the parties hereto shall have, except where prohibited by applicable Legal Requirements, joint responsibility for determining the strategy for dealing with the FTC, the DOJ and other Governmental Entities that administer applicable merger notification or control laws, and keep one another reasonably apprised of the status of any communications with, any inquires or requests for additional information from, the FTC, the DOJ or any other applicable Governmental Entity.

(c)           Notification.  Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of any (and to the extent not prohibited by applicable Legal Requirements, provide the other with copies of any written) (i) comments or correspondence from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.5(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d)           Efforts.  Upon the terms and subject to the conditions set forth herein, each of the parties hereto agrees to use its Reasonable Best Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using Reasonable Best Efforts to accomplish the following: (i) the taking of all actions reasonably necessary to cause the conditions precedent set forth in ARTICLE VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental

Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity and (iii) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(e)           Actions to Obtain Regulatory Clearances.  If any suit is threatened or instituted challenging any of the transactions contemplated by this Agreement as violative of any applicable Legal Requirements, Parent shall take such action (including agreeing to hold separate or to divest any of the businesses, products or assets of Parent, its subsidiaries and their respective affiliates or the Company or the Subsidiary (other than any businesses, products or assets that are material to Parent and its subsidiaries taken as a whole, or to the Company and the Subsidiary taken as a whole) as may be required (i) by the applicable Governmental Entity (including the Antitrust Division of the DOJ or the FTC) in order to resolve such objections as such Governmental Entity may have to such transactions under such applicable Legal Requirement, or (ii) by any court or similar tribunal, in any suit brought by a private party or Governmental Entity challenging the transactions contemplated by this Agreement as violative of any applicable Legal Requirement, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of the transactions contemplated by this Agreement.

6.6          Debt Financing.

(a)           Parent’s Obligations.  Parent shall use its Reasonable Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in or contemplated by the Debt Commitment Letter, including using its Reasonable Best Efforts to (i) maintain in effect the Debt Commitment Letter, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions set forth in the Debt Commitment Letter or on other terms that are not materially less favorable (after giving effect to all flex provisions), taken as a whole, to Parent than as set forth in the Debt Commitment Letter (such definitive Agreements, the “Financing Agreements”), (iii) satisfy on a timely basis all conditions applicable to Parent in the Financing Agreements that are within its control (including without limitation the timely payment in full of all fees, charges and other amounts specified therein) and otherwise comply with its obligations thereunder, (iv) enforce its rights under the Debt Commitment Letter, including through the initiation of legal proceedings against the lender parties thereto, if and to the extent necessary to obtain the Debt Financing contemplated thereby, (v) in the event that all conditions in the Debt Commitment Letter have been satisfied, consummate the Debt Financing at Closing on the terms and conditions (including the flex provisions) contemplated by the Debt Commitment Letter and (vi) in the event that all conditions in the Debt Commitment Letter have been satisfied, cause the lenders and other Persons providing the Debt Financing to fund the Debt Financing on the Closing Date.  In the event any portion of the Debt Financing becomes unavailable, including if any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (after giving effect to all applicable flex provisions contained therein), Parent shall use its reasonable best efforts to arrange for alternative financing, including from alternative sources, in amounts sufficient to consummate the Merger and the transactions contemplated hereby with terms and conditions that would not materially and adversely impact the financial condition and results of operations of Parent and its subsidiaries taken as a whole (relative to Parent’s and its subsidiaries’ pro forma financial condition and results of operations if Parent were to effect the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter) (the “Alternative Financing”), as promptly as practicable following the occurrence of such event.  In the event the Company arranges for Alternative Financing, all provisions in this Agreement related to the Debt Financing shall apply mutatis mutandis to the Alternative Financing.  Parent shall give the Company prompt written notice of (A) any event, action or other facts of which it becomes aware, the occurrence or non-occurrence of which would reasonably be expected to result in all or any material portion of the Debt Financing becoming unavailable pursuant to the terms of the Debt Commitment Letter on a timely basis for completing the Merger and the other transactions contemplated hereby, (B) any breach or default of which it becomes aware by any party to the Debt Commitment Letter or any definitive document relating to the Debt Financing of any provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing that would reasonably be expected to result in all or any material portion of the Debt Financing becoming unavailable pursuant to the terms of the Debt Commitment Letter, (C) the receipt of any notice or other communication from any party to the Debt Commitment Letter with respect to (1) any breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing or any provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing or (2) any material dispute or disagreement between or among any parties to the Debt Commitment Letter or any Financing Agreement with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing or (D) any termination (by any party thereto) of the Debt Commitment Letter.  Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit or agree to any amendment, modification or waiver of the Debt Commitment Letter, in whole or in part, without the prior written consent of the Company, if such amendment, modification or waiver would or would be reasonably expected to (w) reduce the aggregate amount of the Debt Financing contemplated by the Debt Commitment Letter in an amount that would adversely affect or delay Parent’s ability to consummate the Merger and the other transactions contemplated by this Agreement , (x) impose new or additional conditions, or otherwise expand, amend or modify any of the conditions of the Debt Financing if such conditions would adversely affect or delay Parent’s ability to consummate the Merger and the other transactions contemplated by this Agreement, (y) prevent or materially delay, or adversely affect, the consummation of the Debt Financing or Parent’s ability to consummate the Merger and the other transactions contemplated in this Agreement or (z) adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter.  Parent shall promptly deliver to the Company copies of any amendment, modification or waiver of the Debt Commitment Letter.

(b)           Company Participation and Information.  The Company shall, and shall cause the Subsidiary to, at Parent’s sole cost and expense, use its Reasonable Best Efforts to (and the Company shall use its Reasonable Best Efforts to cause the Company’s Representatives to) provide Parent and Merger Sub with all cooperation reasonably requested by Parent that is necessary to arrange and obtain the Debt Financing, including:

(i)            participating in a reasonable number of meetings (including customary one-on-one meetings with Financing Sources, prospective lenders, and senior management and representatives of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing;

(ii)           reasonably cooperating with the marketing efforts of Parent and the Financing Sources for all or any portion of the Debt Financing, including reasonably assisting with the preparation of rating agency presentations, offering documents, bank information memoranda, lender presentations and similar documents for use in connection with the Debt Financing, including execution and delivery of customary representation letters in connection with bank information memoranda;

(iii)          using Reasonable Best Efforts to furnish as soon as reasonably practicable following the request of Parent, Parent with all such information as may be necessary so that the Financing Information is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading;

(iv)          using Reasonable Best Efforts to obtain from the Company’s accounting firm accountants’ comfort letters and consents customary for financing similar to the Debt Financing and assisting Parent and Merger Sub with any legal opinions that Parent’s counsel may be required to deliver in connection with the Debt Financing, in each case, as reasonably requested by Parent and Merger Sub;

(v)           executing and delivering, subject to the occurrence of and effective as of the Closing, customary definitive financing documentation, including customary pledge and security documents and certificates, documents and instruments relating to guarantees, collateral and other matters ancillary to the Debt Financing, and otherwise reasonably facilitating the pledging of collateral and the providing of the guarantees;

(vi)          taking all corporate actions, subject to the occurrence of and effective as of the Closing, reasonably requested by Parent  or otherwise necessary to permit the consummation of the Debt Financing;

(vii)         periodically updating the Financing Information included in any offering document to be used in connection with the Debt Financing so that the Financing Information remains Compliant; and

(viii)        within one Business Day of such becoming available, and not later than 30 days following the end of a fiscal quarter, furnishing Parent with unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter ended subsequent to the date of this Agreement and prior to the Closing Date;

provided, however, that (I) no obligation of the Company or the Subsidiary under any agreement, certificate, document or instrument (other than this Agreement or the representation letters referred to in clause (ii) above) shall be effective until the Closing, (II) the foregoing shall not require any action or cooperation by the Company or the Subsidiary to the extent it would interfere unreasonably with the business or operations of the Company or the Subsidiary and (III) neither the Company nor the Subsidiary shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing unless specifically requested by Parent and agreed to by the Company or the Subsidiary, in which case such fees or liabilities shall either be reimbursed by Parent prior to the Closing or become an Unreimbursed Financing Expense.  Parent shall indemnify and hold harmless the Company and the Subsidiary and the Company Representatives from and against any and all Losses suffered or incurred by them in connection with the Debt Financing or Alternative Financing (including any action taken in accordance with this Section 6.6) and any information utilized in connection therewith (other than historical information relating to the Company and the Subsidiary or other information furnished by or on behalf of the Company or the Subsidiary in writing, in each case expressly for use in the Debt Financing offering documents), unless the same is the result of the gross negligence, bad faith or willful misconduct of the Company or the Subsidiary.   Parent shall, promptly upon request by the Company and in any event prior to the Closing, reimburse the Company and the Subsidiary for all costs and expenses incurred by the Company or the Subsidiary in connection with the Debt Financing, and to the extent any such amounts have not been reimbursed by Parent prior to the Closing, such amounts (the “Unreimbursed Financing Expenses”) shall be taken into account in determining the Merger Consideration.  All non-public or other confidential information provided by the Company or the Subsidiary or any of the Company Representatives in connection with the Debt Financing shall be subject to the Confidentiality Agreement.  The Company acknowledges that “Proprietary Information” (as defined in the Confidentiality Agreement) disclosed or delivered pursuant to this Section 6.6 may be disclosed or delivered by Parent to the Financing Sources and Parent acknowledges that all such information shall be subject to the terms of the Confidentiality Agreement, provided that any such information that is included in the confidential information memorandum referenced in paragraph 5 of Exhibit C to the Debt Commitment Letter or such other historical financial and other information of the Company and its subsidiaries as is customarily provided to financing sources in a financing of a type similar to the Debt Financing may be disclosed to the Financing Sources and will not be subject to the Confidentiality Agreement but instead will be subject to customary limitations on disclosure for a financing of this type.

(c)           Use of Marks.  The Company hereby consents to the use of its and the Subsidiary’s logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company, the Subsidiary or the Company Business or the reputation or goodwill of the Company, the Subsidiary or the Company Business or their Trademarks.

(d)           Completion of Information Memorandum.  Parent shall use its Reasonable Best Efforts to deliver to the Lead Arranger, on or prior to November 14, 2011, the confidential information memorandum referenced in paragraph 5 of Exhibit C to the Debt Commitment Letter.

(e)           No Financing Condition.  Parent acknowledges and agrees that the obtaining of the Debt Financing, or any Alternative Financing, is not a condition to Closing and reaffirms its obligation to consummate the Merger irrespective and independently of the availability of the Debt Financing or any Alternative Financing, subject to the fulfillment or waiver of the conditions set forth in ARTICLE VII.

6.7          Other Third Party Consents.  The Company shall use its Reasonable Best Efforts to obtain such waivers, consents, permits, approvals or other authorizations from third parties, and to give all such notices to third parties, that are or should have been listed in Sections 3.3(b) and 3.3(c) of the Company Disclosure Letter which may be reasonably requested by Parent after consultation with the Company.  Neither the Company nor the Subsidiary shall be required to pay any money to any Person in order to obtain a waiver, consent, permit, approval or other authorization of such Person unless authorized by Parent at Parent’s sole expense, and any such payments shall not constitute Transaction Expenses hereunder.

6.8          Employee Benefits.

(a)           Offer Letters.  Prior to Closing, Parent shall make offers of “at-will” employment effective as of the Closing Date to all of the current employees of the Company and the Subsidiary.

(b)           Service Credit; Eligibility.  Following the Effective Time, Parent shall arrange for each participant in the Company Employee Plans (including all dependents) (the “Company Participants”) who becomes or continues as (in the case of the Surviving Corporation) an employee of Parent, any subsidiary of Parent or the Surviving Corporation (or a dependent of such employee) to be eligible for the same employee benefits as those received by Parent employees with similar positions and responsibilities or, in Parent’s discretion, to remain in the Company Employee Plans.  Each Company Participant shall be given service credit for all purposes, including for eligibility to participate (provided that no retroactive contributions will be required), eligibility for paid time off (but using the accrual rates applicable to Parent employees hired on or after January 1, 2009)) and eligibility for vesting under Parent employee benefit plans and arrangements with respect to his or her length of service with the Company (and the Subsidiary and predecessors) prior to the Closing Date to the extent such service was credited by the Company before the Closing.  Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent medical benefit plans and arrangements to be waived with respect to such Company Participants where permitted by the applicable plans and arrangements.  Parent will enroll Company Participants in its employee benefit plans providing for medical, dental, or vision coverage no later than the later of (i) thirty (30) days following the Closing Date or (ii) the date as of which the Company or Parent is first able to terminate the Company coverage.  All vacation accrued and outstanding at the Closing by Company Participants under the vacation policies of the Company or its subsidiaries or predecessors (“Accrued Vacation”) shall be carried over by Parent to a maximum per individual of the lesser of 160 hours or 20 days and shall be permitted to be taken as follows: (i) in year 2012, a minimum of the lesser of 10 days and the number remaining, and (ii) in years 2013-2014, the remaining carried forward amounts in equal amounts, with amounts not taken post-Closing from the carried forward amounts forfeited (where permitted by applicable law) without payment and with any post-Closing accruals to be under the Parent’s PTO policies, subject to limitations on accruals until the foregoing carried forward amounts are below the limits in this sentence, except as local law may otherwise require.  Prior to Closing, Company shall reduce the maximum outstanding vacation balances in accordance with the preceding sentence and obtain any necessary consents.  Parent and the Company shall split any pre-Closing payments to employees pursuant to the foregoing as follows: each of Parent and the Company shall pay 50% of the total amount required to cash out payment of any Accrued Vacation which shall not be carried over to Parent.  The aggregate amount paid by the Company prior to Closing to reduce the outstanding Accrued Vacation balances of employees of the Company is referred to herein as the “Vacation Payout.”

(c)           WARN Act and other Termination Obligations.  Parent shall assume any and all obligations under the Worker Adjustment and Retraining Notification Act or any similar state, local, or foreign law or regulation (the “WARN Act”), including any notice and/or payment obligations, associated with or related to Parent declining to offer employees of the Company or the Subsidiary continued or new employment with Parent or the Surviving Corporation, or offering positions that may otherwise trigger any such payment and/or notice obligations under the WARN Act.  Parent shall assume or the Company will retain any and all additional termination payments and obligations relating to Parent declining to offer employees of the Company or the Subsidiary continued or new employment with Parent or the Surviving Corporation, including but not limited to, any severance, termination, change of control, bonus, vacation, personal time off, sick time, or any other termination-related payment, whether in connection with a Benefit Plan, required by applicable Legal Requirements, or otherwise.

(d)           Repayment of Employee Loans.  The Company and the Subsidiary shall use their Reasonable Best Efforts to cause all outstanding promissory notes made by Employees in favor of the Company or any of its subsidiaries, outstanding loans or advances made by the Company or any of its subsidiaries to any Employee or any other outstanding indebtedness for borrowed money owed by an Employee to the Company to be repaid prior to or coincident with the Closing

6.9          Indemnification.

(a)           For a period of six (6) years following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of the Company or any subsidiaries of the Company (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (the “Company Indemnified Liabilities”) of or in connection with any claim, action, suit, proceeding or investigation by reason of the fact that such person is or was a director, officer or employee of the Company or any subsidiaries of the Company (the “Company Indemnified Proceedings”), arising out of or pertaining to any acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, or at or after the Effective Time and all Company Indemnified Liabilities based on, or relating to this Agreement or the transactions contemplated hereby (to the extent that such losses, claims, damages, costs, expenses, liabilities or judgments or amounts arose from or are related to this Agreement or the transactions contemplated hereby), in each case to the fullest extent provided by the Company or any such subsidiary at the Effective Time pursuant to the Company Charter Documents, the Subsidiary Charter Documents, and any written policies or Contracts; provided, however, that to avoid double recovery, Parent shall not be required to provide indemnification under this Section 6.9(a) to any Company Indemnified Party to the exent that the Company Indemnified Party, in its capacity as a Covered Party and not as an Escrow Participant, recovers amounts from the Escrow Fund  pursuant to ARTICLE VIII with respect to Losses suffered by such Company Indemnified Party arising out of the matter that would otherwise give rise to indemnification hereunder.

(b)           For a period of six (6) years following the Effective Time, Parent shall, and shall cause the Surviving Corporation and the Subsidiary to, fulfill and honor in all respects the obligations of the Company and the Subsidiary pursuant to any indemnification agreements between the Company or the Subsidiary, on the one hand, and any of the Company Indemnified Parties, on the other hand, subject to applicable law.  For a period of six (6) years following the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation and the Subsidiary will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of the Company and the Subsidiary as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of Company Indemnified Parties.

(c)           Prior to the Effective Time, the Company may, following consultation with Parent, purchase a fully-paid up extension of its current directors’ and officers’ liability insurance (the “D&O Tail Insurance”) covering the Company Indemnified Parties in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the Effective Time under the Company directors’ and officers’ liability insurance policy, a copy of which has been made available to Parent (the amount of the premium for such policy, the “D&O Tail Insurance Premium”).  The D&O Tail Insurance shall provide coverage for a maximum period of six (6) years from the Effective Time for Company Indemnified Liabilities.  The Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, at no expense to the Company Indemnified Parties, in effect for six (6) years after the Effective Time such insurance and to continue to honor the obligations thereunder.

(d)           Following the date of this Agreement, the Company may enter into indemnification agreements with the Company’s and the Subsidiary’s directors and officers in the form attached as Schedule 6.9(d) hereof.

(e)           This Section 6.9 is intended to be for the benefit of, and shall be enforceable by the Company Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective subsidiaries, successors and assigns.

6.10        FIRPTA Compliance.  On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.11        Repayment of Company Closing Debt.  The Company shall take all actions necessary for the repayment or prepayment of all of the Company Closing Debt at or prior to the Closing, including the obtaining of duly executed payoff letters, in form and substance reasonably acceptable to Parent (collectively, the “Payoff Letters”).  Any such Payoff Letters shall include: (i) if applicable, a statement that upon the payment in full satisfaction of the applicable Company Closing Debt, any Liens or other security interests securing such Company Closing Debt shall promptly be released; (ii) if applicable, attached draft UCC-3 termination statements; and (iii) wiring or payment instructions. The Company will not directly or indirectly refinance the Company Closing Debt prior to the Closing.

6.12        Merger Sub Compliance.  Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement.  Merger Sub shall not engage in any business which is not in connection with the merger with and into the Company pursuant to this Agreement.

6.13        Notice of Breaches.  From the date of this Agreement until the Closing, each of Parent and the Company shall promptly notify the other of events or circumstances occurring subsequent to the date hereof of which such party has Knowledge which would render any representation or warranty in this Agreement given by such party or, in the case of the Company, statement in the Company Disclosure Letter inaccurate or incomplete in any material respect.  No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Company Disclosure Letter.

6.14        Contact with Customers and Suppliers.  Subject to compliance with Legal Requirements, the Company shall, if requested by Parent, introduce Parent to customers and suppliers of the Company and the Subsidiary for the purpose of facilitating integration planning with respect to the post-Closing integration of the Company Business into the business of Parent.

6.15        401(k) Plan.  Prior to the Effective Time, if and to the extent requested by Parent a reasonable period of time prior to the Closing Date, the Board of Directors of the Company or, if appropriate, any committee administering the Company’s 401(k) Plan, shall adopt such resolutions or take such other actions, including the preparation of all necessary governmental filings, as are required to terminate such plan no later than the calendar day prior to the Effective Time.  The Company shall preserve all documentation and records in its possession and control related to such plan.

6.16        Resignations.  At or prior to the Closing, the Company shall use its Reasonable Best Efforts to cause to be delivered to Parent duly signed resignations, effective immediately prior to the Effective Time, of all officers and directors of the Company and the Subsidiary, or shall take such other action as is necessary to cause such persons to no longer be officers or directors of the Company or the Subsidiary, as applicable, immediately prior to the Effective Time.

6.17        Domain Name Transfer.  Prior to the Closing, the Company shall use its Reasonable Best Efforts to cause each Domain Name to be held in the name of the Company or the Subsidiary.

6.18        Takeover Laws and Takeover Provisions.  Each of the Company and the Board of Directors of the Company will take all actions to cause the transactions contemplated by this Agreement, including the Merger (a) not to be subject to requirements imposed by any Takeover Law and will take all reasonable steps within its control to exempt (or ensure the continued exemption of) such transactions from any applicable Takeover Law, as now or hereafter in effect and (b) to comply with any Takeover Provisions and will take all reasonable steps within its control to make such transactions comply with (or continue to comply with) any Takeover Provisions.  If any Takeover Law or Takeover Provision becomes applicable to the transactions contemplated by this Agreement (including the Merger), each of the Company and the Board of Directors of the Company will, upon the written request of Parent or Merger Sub, use its Reasonable Best Efforts to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and seek to otherwise minimize the effect of such Takeover Law or Takeover Provision on such transactions.

6.19        280G Vote.  Prior to the Effective Time, the Company shall submit to a stockholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that, no payment received by such “disqualified individual” shall be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code).  Such vote shall establish the disqualified individual’s right to the payment or other compensation and the Company shall obtain any required waivers or consents from the disqualified individual prior to the vote.  In addition, the Company shall provide adequate disclosure to Company stockholders that hold voting Company Capital Stock of all material facts concerning all payments to any such disqualified individual that, but for such vote, could be deemed “parachute payments” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder.  Parent and its counsel shall have the right to review and comment on all documents required to be delivered to the Company stockholders in connection with such vote and any required disqualified individual waivers or consents and Parent and its counsel shall be provided copies of all vote documents executed by the stockholders and disqualified individuals.

6.20        Registration Statement on Form S-8.  As soon as reasonably practicable following the Closing Date, and no later than five (5) business days after the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form that Parent is eligible to use) under the Securities Act of 1933, as amended, with respect to the shares of Parent capital stock issuable upon exercise of the Assumed Company Options assumed in connection with the Merger (provided that it does not undertake to register options for individuals who do not remain employees of the Company or any of its subsidiaries or become employees of Parent or any of its subsidiaries, in each case as of immediately following the Effective Time) and will use Reasonable Best Efforts to maintain the effectiveness of such registration statement for so long as the Assumed Options remain outstanding.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1          Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           Stockholder Approval.  The Required Stockholder Approval shall have been obtained.

(b)           No Order.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which (i) is in effect and (ii) has the effect of prohibiting the Merger or making the Merger illegal.

(c)           Antitrust Approvals.  The waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early.

7.2          Additional Conditions to the Obligations of the Company.  The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub made in Sections 4.1, 4.2 and 4.3(a) of this Agreement shall be true and correct in all material respects (without giving effect to any qualifications or limitations as to “materiality” or “material adverse effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier time (in which case, such representations and warranties shall be true and correct in all material respects as of such earlier time) and (ii) the representations and warranties of Parent and Merger Sub made in this Agreement (other than those listed in the preceding clause (i)) shall have been true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any qualifications or limitations as to “materiality” or “material adverse effect” set forth therein), except as does not constitute a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby at the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time (in which case, where the failure of such representations and warranties to be true and correct as of such times does not constitute a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby at the Closing Date).

(b)           Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)           Closing Certificate.  Prior to or at the Closing, Parent shall have delivered in form and substance reasonably acceptable to the Company a certificate of an executive officer of each of Parent and Merger Sub, dated as of the Closing Date, to the effect that the conditions specified in Sections 7.2(a) and (b) are satisfied.

(d)           Escrow Agreement.  Each of Parent, the Securityholders’ Representative and the Escrow Agent shall have executed the Escrow Agreement and delivered an executed copy thereof to the Company.

(e)           Exchange Agent Agreement.  Each of Parent and the Exchange Agent shall have executed the Exchange Agreement and delivered an executed copy thereof to the Company.

7.3          Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)           Representations and Warranties.  The representations and warranties of the Company made in Sections 3.1, 3.2(a) and 3.3(a) of this Agreement shall be true and correct in all material respects (without giving effect to any qualifications or limitations as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier time (in which case, such representations and warranties shall be true and correct in all material respects as of such earlier time) and (ii) the representations and warranties of the Company made in this Agreement (other than those listed in the preceding clause (i) shall have been true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any qualifications or limitations as to “materiality” or “Company Material Adverse Effect” set forth therein), except as does not constitute a Company Material Adverse Effect, except to the extent such representations and warranties expressly relate to an earlier time (in which case, where the failure of such representations and warranties to be true and correct as of such times does not constitute a Company Material Adverse Effect).

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c)           Spreadsheet.  Prior to or at the Closing, the Company shall have delivered to Parent the Spreadsheet.

(d)           Closing Certificate.  Prior to or at the Closing, the Company shall have delivered in form and substance reasonably acceptable to Parent a certificate of the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Sections 7.3(a), (b), (f), (i) and (j) are satisfied.

(e)           Certificate of Secretary.  Prior to or at the Closing, Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) as to the adoption of resolutions of the board of directors of the Company whereby this Agreement, the Merger and the transactions contemplated hereunder were approved by the board of directors (attaching a copy of the meeting minutes at which or written consent via which such action was taken), and (ii) that the Required Stockholder Approval has been obtained and which attaches a copy of the written consent via which such action was taken.

(f)            Dissenting Shares.  The number of Dissenting Shares shall not exceed three percent (3%) of the number of outstanding Shares of Company Common Stock as of immediately prior to the Effective Time (calculated after giving effect to the conversion of all outstanding Shares of Company Preferred Stock into shares of Company Common Stock).

(g)           No Litigation.  No litigation brought by a Governmental Entity of competent jurisdiction shall be pending that has a reasonable likelihood of success and wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction by any  Governmental Entity of competent jurisdiction shall be in effect.

(h)           Continuing Employees.  Each of the persons listed on Section 7.3(h) of the Company Disclosure Letter shall be employed by the Company except for any such person whose employment terminated by reason of death or disability.

(i)            No Material Adverse Effect.  Since the date of the Company Balance Sheet, no Company Material Adverse Effect shall have occurred and be continuing.

(j)            Plan Termination.  Parent shall have received evidence satisfactory to it that the Company has terminated, if and to the extent requested by Parent a reasonable period of time prior to the Closing Date, the Company’s 401(k) plan effective prior to the Closing on terms satisfactory to Parent.

ARTICLE VIII
SURVIVAL OF REPRESENTATIONS, WARRANTIES;
COVENANTS AND AGREEMENTS; ESCROW

8.1          Survival of Representations, Warranties, Covenants and Agreements.  All representations and warranties of the Company contained in this Agreement or any in certificate delivered pursuant to this Agreement shall survive the consummation of the Merger and continue until the Escrow Termination Date, after which time all such representations and warranties shall terminate. The covenants and agreements which by their terms do not contemplate performance after the Closing shall not survive the Closing.  The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms.  Notwithstanding the foregoing, any claims based on fraud shall survive indefinitely.

8.2          Escrow and Representative Reimbursement Amount Deposit.

(a)           Promptly following the Closing, and without any act of any Escrow Participant, Parent shall deposit the Escrow Amount and, if required pursuant to Section 2.10(c)(ii), the Actual Adjustment Amount, with the Escrow Agent.  For purposes of determining the portion of the Escrow Fund payable to each Escrow Participant pursuant to Section 2.8 and this ARTICLE VIII, if any, Parent will be deemed to have contributed with respect to each Escrow Participant, his, her or its Pro Rata Portion of the Escrow Amount and the Actual Adjustment Amount, if applicable, to the Escrow Fund to be governed under the terms set forth in this Agreement and in the Escrow Agreement.  The parties hereto agree that Parent, until such amounts are distributed to the Escrow Participants pursuant to Section 8.5 and the Escrow Agreement, is the owner of any cash in the Escrow Fund, and that all interest and other taxable income earned from the investment of such cash pursuant to this Agreement and the Escrow Agreement shall be treated for tax purposes as earned by Parent.  Parent shall be entitled to deduct from the Escrow Fund all amounts necessary to pay any taxes incurred by Parent as a result of the income treated as earned by Parent on the Escrow Fund pursuant to this Section 8.2(a).

(b)           Promptly following the Closing, and without any act of any Escrow Participant, Parent shall deposit the Representative Reimbursement Amount with the Escrow Agent, to be held for the payment of expenses incurred by the Securityholders’ Representative in performing its duties pursuant to this Agreement (the “Representative Reimbursement Fund”).  For purposes of determining the portion of the Representative Reimbursement Amount payable to each Escrow Participant pursuant to Section 2.8 and this ARTICLE VIII, if any, Parent will be deemed to have contributed on behalf of each Escrow Participant, his, her or its Pro Rata Portion of the Representative Reimbursement Amount to the Representative Reimbursement Fund to be governed under the terms set forth in this Agreement and in the Escrow Agreement.  Notwithstanding the foregoing, the Representative Reimbursement Fund shall not be deemed part of the Escrow Fund and shall not be available to satisfy any recovery or other obligations to Parent hereunder

8.3          Recovery From Escrow Fund.

(a)           Subject to the terms and limitations contained in this ARTICLE VIII, the Escrow Fund shall be available to compensate each of the Covered Parties for any Losses actually incurred and paid by a Covered Party resulting from (i) any breach of any representation or warranty of the Company contained (A) in this Agreement (other than the representations and warranties set forth in Sections 3.1, 3.2, 3.3(a) and 3.12(i) (collectively, the “Fundamental Representations”) as of the date hereof or as of the Closing Date as if made on the Closing Date (except to the extent that any such representation or warranty was expressly made as of a specific date, in which case any breach of such representation or warranty as of such date) or (B) in any certificate delivered by the Company pursuant to Section 7.3 of this Agreement, (ii) any breach of any Fundamental Representation as of the date hereof or as of the Closing Date as if made on the Closing Date (except to the extent that any such Fundamental Representation was expressly made as of a specific date, in which case any breach of such Fundamental Representation as of such date), (iii) any failure by the Company to perform or comply with any covenant of the Company contained in this Agreement prior to the Closing Date, (iv) fraud committed by the Company or the Subsidiary in connection with the transactions contemplated by this Agreement, (v) any breaches by the Securityholders’ Representative of the covenants and agreements of the Securityholders’ Representative contained herein following the Closing Date and (vi) the matter described in Section 8.3(a)(vi) to the Company Disclosure Letter (provided that any Losses with respect to this clause (vi) shall be limited to the amounts set forth in Section 8.3(a)(vi) of the Company Disclosure Letter).

(b)           Solely for purposes of calculating Losses that are recoverable pursuant to this ARTICLE VIII, and not for purposes of determining whether a breach has occurred, all representations and warranties of the Company shall be construed as if the term “material” and any references to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties. The rights to recover amounts from the Escrow Fund set forth in this ARTICLE VIIIARTICLE VIII shall not be affected by (i) any investigation conducted by or on behalf of Parent or any knowledge acquired (or capable of being acquired) by Parent, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of recovery from the Escrow Fund hereunder, or (ii) any waiver by Parent of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

(c)           Notwithstanding anything to the contrary contained herein, the Escrow Fund shall not be available to compensate any of the Covered Parties for any Losses under Section 8.3(a)(i), and no Covered Party shall be entitled to recover from the Escrow Fund under Section 8.3(a)(i), unless and until the Covered Parties have incurred Losses under Section 8.3(a)(i) in excess of $2,500,000 in the aggregate (the “Deductible Amount”), and with respect to any given claim for Losses under Section 8.3(a)(i), Section 8.3(a)(iii) and Section 8.3(a)(v), such claim is individually in excess of $62,500 (the “Threshold Amount”) (with the understanding that even if a claim cannot be brought under Section 8.3(a)(i) because such claim is under the Threshold Amount, all Losses incurred by a Covered Party under Section 8.3(a)(i) count toward meeting the Deductible Amount), after which the Escrow Fund, subject to the terms of this ARTICLE VIII, shall be available to compensate each of the Covered Parties for any such Losses, and, subject to the terms of this ARTICLE VIII the Covered Parties shall be entitled to seek recovery for such Losses under Section 8.3(a)(i) that are in excess of the Deductible Amount in the aggregate and under Sections 8.3(a)(i) (subject to satisfying the Deductible Amount), 8.3(a)(iii) and 8.3(a)(v) that are in excess of the Threshold Amount individually.

(d)           Notwithstanding anything to the contrary contained herein: (i) any Losses recoverable from the Escrow Fund hereunder shall be reduced in amount by any, insurance proceeds, indemnification payments, contribution payments or reimbursements realized by any Covered Party in connection with such Losses or any of the circumstances giving rise thereto; (ii) no Losses shall be recoverable from the Escrow Fund hereunder that constitute punitive, incidental or indirect damages; and (iii) the amount of any Loss subject to recovery under this ARTICLE VIII shall be calculated net of any amounts specifically accrued or reserved for in the Company Balance Sheet the Company’s unaudited balance sheet as of September 30, 2011 attached as Section 3.4 to the Company Disclosure Letter or factored into the Merger Consideration calculation.  In the event that any amount is distributed from the Escrow Fund as recovery for any Loss and subsequently thereto, a Covered Party realizes any insurance proceeds, indemnification payments, contribution payments or reimbursements in connection with such Loss or any of the circumstances giving rise thereto, then such Covered Party shall remit an amount (not to exceed the amount of such Loss and without duplication of any reduction made pursuant to the foregoing clause (i)) equal to the amount of such insurance proceeds, indemnification payments, contribution payments or reimbursements, as the case may be, realized by such Covered Party in connection with such Loss or any of the circumstances giving rise thereto to the Securityholders’ Representative for the benefit of the Escrow Participants, which amount shall be deposited with the Escrow Agent and become part of the Escrow Fund or, if the Escrow Fund has previously been distributed to the Escrow Participants, distributed directly to the Escrow Participants based on their Pro Rata Portion; provided that the amount deemed to be recovered under insurance policies will be net of (i) the applicable deductible for such policies and (ii) any increase in the premium for such policies to the extent arising out of the relevant Losses.  No financial metric “multiple” valuation methodology shall be used in calculating the amount of any Losses for which recovery under this ARTICLE VIII is permitted unless such Losses were awarded to a third party pursuant to a Third Party Claim for which the Covered Parties were entitled to recovery pursuant to this ARTICLE VIII and such claim for recovery was actually made and provided that the foregoing calculation limitation shall not prohibit any types of damages that are not otherwise expressly prohibited by this Agreement. The calculation of Losses shall not include Losses arising from a change in any applicable law or accounting principle following the Effective Time.

(e)           Each Covered Party shall use Reasonable Best Efforts to mitigate its damages with respect to any Loss that may be subject to recovery hereunder, including seeking to secure payments from insurance policies or any other party that may be available to compensate the Covered Party for any such Loss.

(f)            All claims for recovery for any Loss or Losses from the Escrow Fund shall be made pursuant to and in accordance with, and be governed by the terms of, this Agreement and the Escrow Agreement.

8.4          Exclusive Remedy.  Other than for claims involving fraud or specific performance pursuant to Section 10.6, from and after the Effective Time, recovery from the Escrow Fund shall be the sole and exclusive remedy of the Covered Parties for any Losses suffered, sustained, incurred or accrued by any Covered Party in connection with this Agreement and the transactions contemplated hereby.  Except with respect to its Pro Rata Portion of amounts recovered by a Covered Party from the Escrow Fund pursuant to the terms hereof, no Company Securityholder shall be liable to Parent, the Surviving Corporation or any Covered Party for any Losses or other remedies arising out of, in connection with or related to this Agreement or the transactions contemplated hereby or any representation, warranty, covenant or agreement contained herein or in any certificate delivered pursuant hereto.  Notwithstanding the foregoing, nothing herein shall limit a Covered Party’s remedies in the event of fraud.

8.5          Distribution of Escrow Fund.

(a)           Pursuant to Section 2.10(c)(iii) and the terms of the Escrow Agreement, the Escrow Agent shall deliver from the Escrow Fund an amount equal to any negative Actual Adjustment to Parent.

(b)           Upon the Escrow Termination Date, the then remaining amount of the Escrow Fund (including, for the avoidance of doubt, any interest, dividends and payments on the Escrow Amount that have not been deducted by Parent in order to pay taxes on such amounts pursuant to Section 8.2(a)) and the then remaining amount of the Representative Reimbursement Fund (the “Escrow Release Amount”) shall promptly be delivered to the Escrow Participants; provided, however, that the Escrow Fund shall not terminate with respect to any amount (subject to the objection of the Securityholders’ Representative and the subsequent arbitration of the claim in the manner provided in Section 8.6(c)) that is reasonably necessary (based on the facts and circumstances existing at the time) to satisfy any unsatisfied claims for Losses specified in any Officer’s Certificate delivered to the Escrow Agent and the Securityholders’ Representative in good faith on or prior to the Escrow Termination Date and in accordance with the provisions of this ARTICLE VIII, and in the event any such claims exist, all or any portion of the Representative Reimbursement Fund as specified by the Securityholders’ Representative shall be retained by the Escrow Agent pending resolution of such claims.  As soon as each such claim has been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Release Amount not required to satisfy such claim or any remaining unresolved claims to the Escrow Participants.  Distributions of the Escrow Release Amount to the Escrow Participants pursuant to this Section 8.5 shall be made in accordance with the terms and conditions of the Escrow Agreement and in proportion to their respective Pro Rata Portion of the remaining Escrow Amount, with each amount rounded to the nearest whole cent ($0.01); provided that any distributions to be made to the holders of Cashed-Out Options who remain employees of Parent or the Surviving Corporation shall be delivered to Parent or the Surviving Corporation for further delivery to the holders of Cashed-Out Options pursuant to Section 2.9(d).

8.6          Claims Procedures.

(a)           In the event that a Covered Party has a good faith claim for Losses for which the Covered Party is seeking recovery from the Escrow Fund under this ARTICLE VIII, Parent shall deliver promptly, and in any event on or before the Escrow Termination Date, an Officer’s Certificate with respect to such claim to both the Escrow Agent and the Securityholders’ Representative.  The Securityholders’ Representative may object in good faith to a claim for recovery set forth in an Officer’s Certificate by delivering to Parent within sixty (60) days from the date it receives the Officer’s Certificate (such date, the “Objection Deadline”), a written statement of objection to one or more of the claims made in the Officer’s Certificate (an “Objection Notice”).  If the Securityholders’ Representative does not object in writing to all or any portion of the claims in the Officer’s Certificate by the Objection Deadline, such failure to so object shall be an irrevocable acknowledgment by the Securityholders’ Representative and the Escrow Participants that the Covered Party is entitled to recover from the Escrow Fund the full amount of the Losses actually incurred or paid by the Covered Party to which the Securityholders’ Representative does not so object, subject to the limitations on recovery set forth in this ARTICLE VIII, and the Securityholders’ Representative and Parent shall use Reasonable Best Efforts to take all necessary actions to, to the extent that funds remain available in the Escrow Fund, cause the Escrow Agent to distribute the amount of such agreed upon Losses to Parent from the Escrow Fund in accordance with the terms of the Escrow Agreement.

(b)           If the Securityholders’ Representative delivers a timely Objection Notice, the Securityholders’ Representative and Parent shall attempt in good faith for a period of not less than sixty (60) days to agree upon the rights of the respective parties with respect to the claims asserted in the Officer’s Certificate.  If the Securityholders’ Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties, who shall then, to the extent that funds remain available in the Escrow Fund, furnish to the Escrow Agent a copy of such agreement and cause the Escrow Agent to distribute the amount of such agreed upon Losses to Parent from the Escrow Fund in accordance with the terms of the Escrow Agreement.  The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(c)           If no such agreement can be reached after good faith negotiation, either Parent or the Securityholders’ Representative may submit the disputed matter to arbitration, unless the question as to whether the Covered Party is entitled to recovery from the Escrow Fund or the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such entitlement is determined or amount is ascertained or both parties agree to arbitration.  Any such arbitration shall be conducted in accordance with Section 10.10.  The Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of any award, judgment, decree or order of the arbitrator or arbitrators, as the case may be.

8.7          Securityholders’ Representative.

(a)           By virtue of the approval and adoption of this Agreement by the requisite consent of the Company’s stockholders, each of the Escrow Participants (other than such Escrow Participants, if any, to the extent such Escrow Participant has properly asserted or exercised and perfected dissenters’ rights under the NRS and who have not effectively withdrawn or lost such dissenters’ rights) shall be deemed to have agreed to appoint Fortis Advisors LLC, a Delaware limited liability company as its agent and attorney-in-fact (the “Securityholders’ Representative”) for and on behalf of the Escrow Participants to give and receive notices and communications, to authorize payment to any Covered Party from the Escrow Fund in satisfaction of claims by any Covered Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Covered Party against any Escrow Participant or by any such Escrow Participant against any Covered Party or any dispute between any Covered Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or the Escrow Agreement (it being understood that all such actions shall be deemed to be facts ascertainable outside this Agreement and be binding on the Escrow Participants as a matter of contract law).  Such agency may be changed by the Escrow Participants with the right to a majority of the Pro Rata Portions of the Escrow Fund from time to time.  Notwithstanding the foregoing, the Securityholders’ Representative may resign at any time by providing written notice of intent to resign to the Escrow Participants, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the holders of a majority in interest of the Escrow Fund.  No bond shall be required of the Stockholder’s Representative.

(b)           The Securityholders’ Representative shall not be liable for any act done or omitted hereunder or under the Escrow Agreement as Securityholders’ Representative while acting in good faith, even if such act or omission constitutes negligence on the part of such Securityholders’ Representative.  The Securityholders’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied.  The Securityholders’ Representative may engage attorneys, accountants and other professionals and experts.  The Securityholders’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Securityholders’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith.  The Escrow Participants shall indemnify the Securityholders’ Representative and hold the Securityholders’ Representative harmless against any loss, liability or expense incurred on the part of the Securityholders’ Representative (so long as the Stockholder’s Representative was acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Securityholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholders’ Representative and travel expenses (“Securityholders’ Representative Expenses”).  The Representative Reimbursement Fund shall be available to reimburse the Securityholders’ Representative Expenses actually incurred by the Securityholders’ Representative promptly following the Securityholders’ Representative delivery to the Escrow Agent of a certificate setting forth such Securityholders’ Representative Expenses actually incurred.  Upon the Escrow Termination Date, the balance of the Representative Reimbursement Fund shall promptly be delivered to the Escrow Participants, except with respect to any amount necessary to satisfy any pending certified requests made by the Securityholders’ Representative for Securityholders’ Representative Expenses.  As soon as all such Securityholders’ Representative Expenses have been properly paid, the Escrow Agent shall deliver the remaining portion of the Representative Reimbursement Amount to the Escrow Participants pursuant to Section 8.5.  Deliveries from the Representative Reimbursement Fund to the Escrow Participants pursuant to this Section 8.7(b) and the Escrow Agreement shall be made in proportion to their respective Pro Rata Portion of the remaining Representative Reimbursement Amount, with each amount rounded to the nearest whole cent ($0.01).  If the Representative Reimbursement Fund is insufficient to satisfy any Securityholders’ Representative Expenses, such amounts may be recovered by the Securityholders’ Agent from the Escrow Fund otherwise distributable to the Escrow Participants (and not distributed or distributable to a Covered Person or subject to a pending claim for recovery of Losses pursuant to an Officer’s Certificate delivered in compliance with this Agreement) pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Escrow Participants according to their respective Pro Rata Portions.  No provision of this Agreement or the Escrow Agreement shall require the Securityholders’ Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, risks, duties or privileges under this Agreement or the Escrow Agreement.  A decision, act, consent or instruction of the Securityholders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to Sections 9.4 or 9.5, shall constitute a decision of the Escrow Participants and shall be final, binding and conclusive upon the Escrow Participants.

(c)           From and after the Effective Time, Parent shall cause Surviving Corporation to provide the Securityholders’ Representative with reasonable access, during normal business hours to information about the Surviving Corporation solely for purposes of performing its duties and exercising its rights under this Agreement, subject to the Company’s reasonable security and confidentiality measures and insurance requirements.

8.8          Third-Party Claims.  In the event that a Covered Party becomes aware of a third party claim (a “Third Party Claim”) that the Covered Party reasonably believes may result in a demand against the Escrow Fund pursuant to this ARTICLE VIII, Parent shall promptly, and in any event within twenty (20) days, notify the Securityholders’ Representative of such claim, which notice shall describe in reasonable detail (to the extent known by Parent) the facts constituting the basis for such Third Party Claim and the amount of the claimed damages; provided, however, that no delay on the part of Parent to give such notice shall prohibit the Covered Person from recovering any applicable Losses from the Escrow Fund except to the extent of any prejudice resulting from such delay.  Within twenty (20) days after delivery of such notification, the Securityholders’ Representative may, upon written notice thereof to Parent, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to Parent; provided that (i) the Securityholders’ Representative may only assume control of such defense if (A) it acknowledges in writing to Parent that any damages, fines, costs or other liabilities that may be assessed against the Covered Party in connection with such Third Party Claim constitute Losses for which the Covered Party shall be entitled to recovery from the Escrow Fund pursuant to this ARTICLE VIII and (B) the ad damnum is less than or equal to the amount then remaining in the Escrow Fund and (ii) the Securityholders’ Representative may not assume control of the defense of a Third Party Claim involving criminal liability or in which equitable relief is sought against the Covered Party.  If the Securityholders’ Representative does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Claim, Parent shall control such defense.  The party that controls any such defense is referred to herein as the “Controlling Party”, and the party that does not control the defense is referred to herein as the “Non-controlling Party”.  The Non-controlling Party may participate in such defense at its own expense.  The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third Party Claim.  The reasonable fees and expenses of counsel to the Covered Party with respect to a Third Party Claim shall be considered Losses for purposes of this Agreement if (i) the Covered Party controls the defense of such Third Party Claim pursuant to the terms of this Section 8.8 or (ii) the Securityholders’ Representative assumes control of such defense and the Covered Party reasonably concludes that the Securityholders’ Representative and the Covered Party have conflicting interests or different defenses available with respect to such Third Party Claim, provided that in no event shall the fees and expenses of more than one counsel (other than local counsel) be deemed Losses hereunder.  The Securityholders’

Representative shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of Parent shall not be required if the amount remaining in the Escrow Fund is sufficient to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Covered Party from further liability and has no other adverse effect on the Covered Party.  The Covered Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Securityholders’ Representative, which shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything to the contrary contained in this Section 8.8, any Third Party Claims with respect to the matter set forth on Section 8.3(a)(vi) of the Company Disclosure Letter shall be subject to the terms set forth therein, and in the event of a conflict, the terms of said Section 8.3(a)(vi) of the Company Disclosure Letter shall control.

8.9          Subrogation.  To the extent that any Covered Party is entitled to recovery from the Escrow Fund pursuant to this ARTICLE VIII, the Securityholders’ Representative shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that any Covered Party may have against any other Person with respect to any Losses, circumstances or matter to which such recovery is directly or indirectly related.  The Covered Parties shall permit the Securityholders’ Representative to use the name of the Covered Party in any transaction or in any proceeding or other matter involving any such rights or remedies, and the Covered Party shall take such actions as the Securityholders’ Representative may reasonably request for the purpose of enabling the Securityholders’ Representative to perfect or exercise the right of subrogation of the Covered Party under this Section 8.9.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

(a)           by mutual written consent duly authorized by the boards of directors of Parent and the Company;

(b)           by either the Company or Parent if the Merger shall not have been consummated before March 31, 2012, or such later date as may be mutually agreed by the Company and Parent in their sole discretion (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act (including the failure to act in compliance with Sections 6.5 or 6.6) has been a principal cause of or resulted in the failure of the Merger to occur on or before the End Date;

(c)           by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)           by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that the Company may not terminate this Agreement under this Section 9.1(d) prior to thirty (30) days following the receipt of written notice by Parent from the Company of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if either (i) at the time it seeks to terminate the Agreement, the Company is in material breach of this Agreement or (ii) if the breach by Parent that gave rise to the Company’s termination right is cured during such thirty (30) day period so that such conditions would then be satisfied);

(e)           by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that Parent may not terminate this Agreement under this Section 9.1(e) prior to the thirty (30) days following the receipt of written notice by the Company from Parent of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if either (i) at the time it seeks to terminate the Agreement, Parent is in material breach of this Agreement or (ii) if the breach by the Company that gave rise to Parent’s termination right is cured during such thirty (30) day period so that such conditions would then be satisfied);

(f)            by Parent, at any time on or after the date that is one (1) calendar day after the date hereof, if prior to such time as Parent delivers a valid notice of termination under this Section 9.1(f) to the Company in accordance with Section 9.2, the Company has not previously delivered a written consent of the Company Stockholders executed by Company Stockholders holding such number of shares of Company Capital Stock as is necessary to attain the Required Stockholder Approval; and

(g)           by the Company in the event that all of the conditions set forth in Sections 7.1 and Section 7.3 have been satisfied (other than those that by their terms are to be satisfied at Closing), the Marketing Period has ended, the Company delivers to Parent a notice that all of such conditions have been satisfied and it is ready to close and a Closing is required to be held pursuant to Section 2.2 (assuming for such purposes the satisfaction by Parent and/or the waiver by the Company of the conditions in Section 7.2) but Parent and Merger Sub fail to close within the time period specified by Section 2.2.

9.2          Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 6.3(a), this Section 9.2, Section 9.3 and ARTICLE X, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party from liability for fraud or any willful breach of this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.3          Fees and Expenses.  Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the party incurring such expenses whether or not the Merger is consummated.

9.4          Amendment.  Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement by the stockholders of the Company, provided that after approval and adoption of this Agreement by the stockholders of the Company, no amendment shall be made which requires further approval by the stockholders of the Company without such further stockholder approval.  This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, that after the Closing, to the extent permitted by applicable Legal Requirements, Parent and the Securityholders’ Representative may cause this

Agreement to be amended by execution of an instrument in writing signed on behalf of Parent and the Securityholders’ Representative.

9.5          Extension; Waiver.  At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  At any time after the Closing, the Securityholders’ Representative and Parent may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein.  Any agreement on the part of a party hereto or the Securityholders’ Representative to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE X
GENERAL PROVISIONS

10.1        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)           if to Parent or Merger Sub, to:

HMS Holdings Corp.
401 Park Avenue South
New York, NY 10016
Attention: General Counsel
Telephone No.:  (212) 857 -5000
Telecopy No.:  (646) 465 -6507

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
399 Park Avenue
New York, NY 10022
Attention: Andrew Nagel
Telephone No.:  (212) 230 – 8000
Telecopy No.:  (212) 230 - 8888

(b)           if to the Company, to:

HDI Holdings, Inc.
7501 Trinity Peak Street, Suite 210
Las Vegas, Nevada 89128
Attention: Legal Department
Telephone No.:  (702) 243-8730
Telecopy No.:  (702) 240-5522

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention:  Michael Russell, Esq.

John Mao, Esq.

Telephone No.:  (650) 493-9300
Telecopy No.:  (650) 493-6811

(c)           if to the Securityholders’ Representative, to:

Fortis Advisors LLC
10505 Sorrento Valley Road, Suite 220
San Diego, California 92121
Attention: Notices Department
Telephone No.: (858) 227-9280
Telecopy No.: (858) 408-1843

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention:  Michael Russell, Esq.

John Mao, Esq.

Telephone No.: (650) 493-9300
Telecopy No.: (650) 493-6811

10.2        Interpretation.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated.  For purposes of this Agreement; (i) the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to is permitted successors and assigns; (viii) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; (ix) references to a law or Legal Requirement include any amendment or modification to such law or Legal Requirement and any rules or regulations issued thereunder, if such amendment or modification, or such rule or regulation is effective, on or before the date on which the compliance with such law or Legal Requirement is at issue; (x) whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a business day, such payment shall be made or action taken on the next following business day and (xi) the words “include,” “including” and other similar words shall be deemed to be followed by the phrase “but not limited to.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its subsidiaries, taken as a whole.  Any currency thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.   When reference is made in this Agreement to information that has been “made available” to Parent, that shall mean (A) information included in the Company’s electronic data room maintained at www.intralinks.com under the name “Project Capital” no later than 5:00 p.m., Eastern Time, on the first business day prior to the date of this Agreement, and (B) information provided directly to Parent or its counsel.

10.3        Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.4        Entire Agreement; Third-Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter, the Escrow Agreement and the certificates delivered by the Company in connection herewith (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended to confer upon any other Person any rights or remedies hereunder and no Person is or shall be deemed to be a third party beneficiary hereunder, except (w) for the right of the Company on behalf of its Securityholders, to pursue damages or equitable remedies in the event of Parent’s or Merger Sub’s breach of this Agreement, (x) the rights of the Subsidiary and the Company Representatives to be indemnified by Parent under Section 6.6, (y) following the Effective Time, for such provisions that act for the benefit of (A) the Company Securityholders set forth in ARTICLE II, (B) the Company Indemnified Parties set forth in Section 6.9 and (C) the Covered Parties set forth in ARTICLE VIII and (z) the right of each Financing Source and its successors and assigns to enforce the provisions of Sections 10.6, 10.10, 10.11 and 10.12.

10.5        Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6        Specific Performance.  The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.  Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company or, following the Closing, the Securityholders’ Representative, on the one hand, or Parent, Merger Sub and, following the Closing, the Surviving Corporation, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company or, following the Closing, the Securityholders’ Representative, on the one hand, or Parent, Merger Sub and, following the Closing, the Surviving Corporation, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other(s) (as applicable), and to seek to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case, in addition to any other remedies available to each party at law and in equity.  Notwithstanding the foregoing, (i) the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of such equitable remedies to prevent or restrain breaches or threatened breaches of Section 6.6 by such party (or parties), and to specifically enforce the terms and provisions of Section 6.6 to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) and its subsidiaries under Section 6.6, and (ii) Parent hereby agrees not to raise any objections to the availability of such equitable remedies to prevent or restrain breaches or threatened breaches of Parent of its obligations to consummate the Merger and pay the Merger Consideration (the “Closing Obligations”), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the Closing Obligations in such circumstances where (A) the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those that by their terms are to be satisfied at the Closing), (B) the Marketing Period has ended, (C) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to occur pursuant to Section 2.2 (assuming for such purposes the satisfaction by Parent and Merger Sub or the waiver by the Company of the conditions in Section 7.2) and (D) the Debt Financing or Alternative Financing has been funded or would be funded at the Closing, if the Closing were to occur; provided that in the case of clause (i) or (ii), no party shall hereby waive its right to defend against any claim of breach or threatened breach that might otherwise give rise to the ability to seek such equitable remedies.

10.7        Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof (other than to the extent that the laws of the State of Nevada mandatorily apply, including NRS Chapters 78 and 92A).

10.9        Waiver of Conflicts.  The parties hereto (collectively, the “Consenting Parties”) acknowledge that at all times relevant hereto up to the Closing, Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) has represented only the Company.  If subsequent to the Closing any dispute were to arise relating in any manner to this Agreement or the Escrow Agreement between the Securityholders’ Representative, on the one hand, and another Consenting Party, on the other hand (each a “Dispute”), the Consenting Parties consent to WSGR’s representation of the Securityholders’ Representative in the Dispute(s).  The Consenting Parties acknowledge that WSGR has been and will be providing legal advice to the Company in connection with the Merger and the other transactions contemplated by this Agreement and the Escrow Agreement and in such capacity will have obtained confidential information of the Company (the “Company Confidential Information”).  The Company Confidential Information includes all communications, whether written or electronic, including any communications between WSGR, the directors, officers, stockholders, accounting firm, and/or employees of the Company, all files, attorney notes, drafts or other documents directly relating to this Agreement or the Escrow Agreement, which predate the Closing (collectively, the “WSGR Work Product”).  In any Dispute, to the extent that any Company Confidential Information is in WSGR’s possession at the Effective Time, such Company Confidential Information may be used on behalf of the Securityholders’ Representative in connection with such Dispute at the sole discretion of the Securityholders’ Representative.  In any Dispute, the Consenting Parties waive the right to present any WSGR Work Product as evidence in any legal proceeding (including arbitration) arising out of such Dispute.  The Consenting Parties waive their right to access any WSGR Work Product, except as reasonably necessary in connection with a legal proceeding that is not a Dispute. The Consenting Parties hereby consent to the disclosure and use by WSGR for the benefit of the Company Securityholders and the Securityholders’ Representative of any information (confidential or otherwise) disclosed to it by the Company (including its directors, officers, Company Securityholders, accounting firm, and/or employees of the Company) prior to the Effective Time.  Except as expressly set forth above, this Section 10.9 shall not grant any rights to the Securityholders’ Representative with respect to the Company Confidential Information except as described herein.

10.10      Arbitration.  Subject to Section 10.6, claims, disputes or controversies arising out of or relating to the matters set forth in ARTICLE VIII, including any dispute concerning the arbitrability or the scope of this arbitration provision, as it applies to the matters set forth in ARTICLE VIII, shall be exclusively settled by binding arbitration under the rules then in effect of the American Arbitration Association.  In the event that, within forty-five (45) days after submission of any such claim, dispute or controversy to arbitration, the parties to the arbitration cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such forty-five (45)-day period, each such party shall select one arbitrator.  The two arbitrators so selected shall select a third arbitrator, and the panel of three arbitrators shall preside over the arbitration.  Any such arbitration shall be held exclusively in Wilmington, Delaware, under the rules then in effect of the American Arbitration Association.  The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association; provided, however, that each party shall be responsible for its own attorneys fees and costs, if any, relating to any arbitration pursuant to this Section 10.10.  The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions (excluding attorneys’ fees and costs) to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator or a majority of the three arbitrators, as the case may be, shall be final, binding, and conclusive.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).  Within forty-five (45) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.  Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. For the avoidance of doubt, this Section 10.10 applies solely to claims, disputes, controversies arising out or relating to matters set forth in ARTICLE VIII and nothing in this Section 10.10 shall limit the availability of equitable remedies under Section 10.6.

10.11      Jurisdiction and Venue.  Subject to Section 10.10 and Section 2.10, each of the parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in the city and county of New Castle, Delaware, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Debt Financing, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Debt Financing, in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.1.  Nothing in this Section 10.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.  Each party hereto agrees that a final, non appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.  Notwithstanding anything herein to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Court of Chancery of the State of Delaware, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court of the United States of America, sitting in Wilmington County, Delaware (and appellate courts thereof).

10.12      Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO (INCLUDING THE DEBT FINANCING), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13      Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.14      Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Any purported assignment in violation of this Section 10.14 shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.15      No Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

HMS HOLDINGS CORP.

By:	/s/ William C. Lucia

Name: William C. Lucia

Title: President & CEO

MONTMARTRE MERGER SUB, INC.

By:	/s/ Maria Perrin

Name: Maria Perrin

Title: President

HDI HOLDINGS, INC.

By:	/s/ Andrea Benko

Name: Andrea Benko

Title: President

WITH RESPECT TO ARTICLES II, VIII, ARTICLE VIII AND X ONLY

SECURITYHOLDERS’ REPRESENTATIVE

By:	/s/ Adam Lezack

Name: Adam Lezack

Title: Managing Director

***AGREEMENT AND PLAN OF MERGER***